Exhibit 10.1

Execution Version

CREDIT AGREEMENT

DATED AS OF JULY 28, 2006

AMONG

FTD, INC.,

THE LENDERS LISTED HEREIN,

as Lenders,

WELLS FARGO BANK, N.A.,

as Administrative Agent,

WELLS FARGO BANK, N.A.,

as Syndication Agent,

WELLS FARGO BANK, N.A.,

as Documentation Agent

and

WELLS FARGO BANK, N.A.,

as Sole Lead Arranger

and Sole Book Manager

i

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	76

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	76

5.2	Authorization of Borrowing, etc	77

5.3	Financial Condition	78

5.4	No Material Adverse Change; No Restricted Junior Payments	78

5.5	Title to Properties; Liens; Real Property; Intellectual Property	78

5.6	Litigation; Adverse Facts	79

5.7	Payment of Taxes	80

5.8	Performance of Agreements; Material Contracts	80

5.9	Governmental Regulation	80

5.10	Securities Activities	80

5.11	Employee Benefit Plans	81

5.12	Certain Fees	81

5.13	Environmental Protection	82

5.14	Employee Matters	82

5.15	Solvency	82

5.16	Matters Relating to Collateral	83

5.17	Disclosure	84

5.18	Subordinated Indebtedness	84

5.19	Related Agreements	84

5.20	Reporting to IRS	84

5.21	Foreign Assets Control Regulations, etc.	85

5.22	Foreign Subsidiaries	85

SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS	85

6.1	Financial Statements and Other Reports	85

6.2	Existence, etc	90

6.3	Payment of Taxes and Claims; Tax	90

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	91

6.5	Inspection Rights; Lender Meeting	93

6.6	Compliance with Laws, etc.	93

6.7	Environmental Matters	93

6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date	94

6.9	Matters Relating to Additional Real Property Collateral	96

6.10	Acquisition	96

6.11	Other Post Closing Matters	97

SECTION 7.	COMPANY’S NEGATIVE COVENANTS	97

7.1	Indebtedness	97

7.2	Liens and Related Matters	99

7.3	Investments; Acquisitions	100

7.4	Contingent Obligations	102

7.5	Restricted Junior Payments	103

7.6	Financial Covenants	104

7.7	Restriction on Fundamental Changes; Asset Sales	106

7.8	Consolidated Capital Expenditures	108

7.9	Transactions with Shareholders and Affiliates	108

7.10	Sales and Lease-Backs	109

7.11	Conduct of Business	109

7.12	Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness; Designation of Designated Senior Indebtedness	109

7.13	Fiscal Year	110

SECTION 8.	EVENTS OF DEFAULT	110

8.1	Failure to Make Payments When Due	110

8.2	Default in Other Agreements	110

8.3	Breach of Certain Covenants	111

8.4	Breach of Warranty	111

8.5	Other Defaults Under Loan Documents	111

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	111

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	112

8.8	Judgments and Attachments	112

8.9	Dissolution	112

8.10	Employee Benefit Plans	112

8.11	Change in Control	113

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	113

8.13	Conduct of Business By Holdings	113

8.14	Conduct of Business By Dormant Subsidiaries	113

8.15	Failure to Prepay the initial loans drawn to fund the Acquisition Financing Requirements	114

8.16	Amendment of Certain Documents of Holdings	114

SECTION 9.	ADMINISTRATIVE AGENT	114

9.1	Appointment	114

9.2	Powers and Duties; General Immunity	116

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	117

9.4	Right to Indemnity	117

9.5	Successor Administrative Agent and Swing Line Lender	118

9.6	Collateral Documents and Guaranties	118

9.7	Duties of Other Agents	119

9.8	Administrative Agent May File Proofs of Claim	120

SECTION 10.	MISCELLANEOUS	120

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	120

10.2	Expenses	125

10.3	Indemnity	126

10.4	Set-Off	127

10.5	Ratable Sharing	127

10.6	Amendments and Waivers	128

10.7	Independence of Covenants	129

10.8	Notices; Effectiveness of Signatures	129

10.9	Survival of Representations, Warranties and Agreements	130

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	130

10.11	Marshalling; Payments Set Aside	130

10.12	Severability	131

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	131

10.14	Release of Security Interest or Guaranty	131

10.15	Applicable Law	132

10.16	Construction of Agreement; Nature of Relationship	132

10.17	Consent to Jurisdiction and Service of Process	132

10.18	Waiver of Jury Trial	133

10.19	Confidentiality	134

10.20	Counterparts; Effectiveness	134

Signature pages		S-1

v

EXHIBITS

I                                            FORM OF NOTICE OF BORROWING

II                                        FORM OF NOTICE OF CONVERSION/CONTINUATION

III                                    FORM OF REQUEST FOR ISSUANCE

IV                                    FORM OF TERM NOTE

V                                        Intentionally Deleted

VI                                    FORM OF REVOLVING NOTE

VII                                FORM OF SWING LINE NOTE

VIII                            FORM OF COMPLIANCE CERTIFICATE

IX                                   FORM OF OPINION OF COMPANY COUNSEL

X                                       FORM OF OPINION OF O’MELVENY & MYERS LLP

XI                                   FORM OF ASSIGNMENT AGREEMENT

XII                               FORM OF SOLVENCY CERTIFICATE

XIII                           FORM OF SUBSIDIARY GUARANTY

XIV                           FORM OF SECURITY AGREEMENT

XV                               FORM OF HOLDINGS GUARANTY

XVI                           FORM OF NOTICE OF PREPAYMENT

XVII                       FORM OF MORTGAGE

SCHEDULES

2.1                                 LENDERS’ COMMITMENTS AND PRO RATA SHARES

4.1C                         CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

4.1M                     CLOSING DATE MORTGAGED PROPERTIES

5.1                                 SUBSIDIARIES OF COMPANY

5.3                                 CONTINGENT LIABILITIES

5.5B                         REAL PROPERTY

5.5C                         INTELLECTUAL PROPERTY

5.6                                 LITIGATION

5.8                                 MATERIAL CONTRACTS

5.11                           CERTAIN EMPLOYEE BENEFIT PLANS

7.1                                 CERTAIN EXISTING INDEBTEDNESS

7.2                                 CERTAIN EXISTING LIENS

7.3                                 CERTAIN EXISTING INVESTMENTS

7.4                                 CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.9                                 AFFILIATE TRANSACTIONS

FINAL

EXHIBITS

I               FORM OF NOTICE OF BORROWING

II             FORM OF NOTICE OF CONVERSION/CONTINUATION

III            FORM OF REQUEST FOR ISSUANCE

IV            FORM OF TERM NOTE

V             Intentionally Deleted

VI            FORM OF REVOLVING NOTE

VII           FORM OF SWING LINE NOTE

VIII         FORM OF COMPLIANCE CERTIFICATE

IX            FORM OF OPINION OF COMPANY COUNSEL

X             Intentionally Deleted

XI            FORM OF ASSIGNMENT AGREEMENT

XII          FORM OF SOLVENCY CERTIFICATE

XIII         FORM OF SUBSIDIARY GUARANTY

XIV         FORM OF SECURITY AGREEMENT

XV          FORM OF HOLDINGS GUARANTY

XVI         FORM OF NOTICE OF PREPAYMENT

XVII        FORM OF MORTGAGE

Execution Version

FTD, INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of July 28, 2006 and entered into by and among FTD, INC., a Delaware corporation, as borrower (“Company”), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF, WELLS FARGO BANK, N.A. (“Wells Fargo”), as administrative agent for Lenders (in such capacity, “Administrative Agent”), as syndication agent for Lenders (in such capacity, “Syndication Agent”), and as documentation agent for Lenders (in such capacity, “Documentation Agent”).

R E C I T A L S

WHEREAS, UK Bidco (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) has been formed by Company for the purpose of acquiring all or substantially all of the outstanding shares of UK Target;

WHEREAS, Company desires to provide financing to UK Bidco to fund the Acquisition Financing Requirements with such funding to be in the form of common equity in UK Bidco and by way of an intercompany loan to UK Bidco evidenced by an Intercompany Promissory Note;

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) to provide financing to UK Bidco to fund the Acquisition Financing Requirements, (ii) to refinance all Indebtedness and other amounts outstanding under the Existing Credit Agreement, and (iii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of its Domestic Subsidiaries and 66% of the Capital Stock of its first tier Foreign Subsidiaries; and

WHEREAS, Holdings and all of the Domestic Subsidiaries of Company (other than the Dormant Subsidiaries and Interflora Inc.) have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their Guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their real, personal and mixed property, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and 66% of the Capital Stock of their first tier Foreign Subsidiaries:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Syndication Agent, Documentation Agent and Administrative Agent agree as follows:

Section 1.                                          DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the agreement relating to the sale and purchase of all or substantially all of the Capital Stock of UK Target between certain shareholders of UK Target as vendors, UK Bidco as purchaser and Company as guarantor, dated July 7, 2006.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary to finance the purchase price payable in connection with the Acquisition.

“Additional Mortgage” has the meaning set forth in subsection 6.9A.

“Additional Mortgaged Property” has the meaning set forth in subsection 6.9A.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means Administrative Agent, Syndication Agent, the Sole Lead Arranger and Documentation Agent.

“Agreement” means this Credit Agreement dated as of July 28, 2006, as it may be amended, supplemented or otherwise modified from time to time.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of

Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $500,000 or less).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit XI annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating within the highest two rating categories obtainable from S&P, Moody’s or any other credit rating agency of recognized national standing; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) demand deposits, time deposits and certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate thereof relating to marketable securities meeting the criteria set forth in clause (i) above, (vi) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (v) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P, Moody’s or any other credit rating agency of recognized national standing, or (vii) with respect to Investments by any Foreign Subsidiary, any demand deposit account.

“Change in Control” means:

(a)                                  any “person” or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than LGP or any of its controlled Affiliates, shall become, or obtain rights to become, the “beneficial owner” (as defined in the Exchange Act) directly or indirectly, of more than 40% of the Voting Stock of Holdings;

(b)                                 Holdings shall fail to own directly or indirectly 100% of the common stock of Company, provided, however, that during the first one month after the Closing Date, Holding’s failure to hold such percentage shall not constitute a Change in Control so long as Holdings owns no less than 95% of Company’s common stock during such period;

(c)                                  Holdings shall fail to have the ability to elect all of the Governing Body of Company;

(d)                                 the occurrence of a change in the composition of the Governing Body of Holdings or Company such that a majority of the members of any such Governing Body are not Continuing Members; or

(e)                                  the occurrence of any “Change of Control” as defined in the Subordinated Note Indenture.

“Class”, as applied to Lenders, means each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

“Closing Date” means the date on or before September 1, 2006 on which the initial Loans are made.

“Closing Date Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio after giving pro forma effect to the Acquisition as at the Closing Date and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

“Closing Date Mortgaged Property” has the meaning set forth in subsection 4.1M.

“Closing Date Mortgages” has the meaning set forth in subsection 4.1M.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any inventory of any Loan Party, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, if any, the Control Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A and subsection 3.3.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company or any of its Subsidiaries.

“Company Pension Plan” means any Company Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

 “Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated July, 2006 prepared by the Sole Lead Arranger, relating to the credit facilities evidenced by this Agreement.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries minus the sum of the following to the extent included in calculating Consolidated Capital Expenditures during such period: (a) any Permitted Acquisition during such period, (b) capital expenditures in respect of the reinvestment of Net Asset Sale Proceeds in accordance with the terms of subsection 2.4B(iii) during such period, and (c) capital expenditures in respect of the reinvestment of Net Insurance/Condemnation Proceeds in accordance with the terms of subsection 6.4C during such period.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portions of Indebtedness that by its terms matures more than one year from the date of its creation, (ii) Revolving Loans and Swing Line Loans and (iii) Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (including payments made pursuant to subsection 7.5(iii)(b)), (iv) total depreciation expense, (v) total amortization expense, (vi) Transaction Costs, (vii) management or employee retention or incentive payments under Company’s cliff bonus plan, (viii) any foreign currency translation or transaction gains or losses, (ix) all extraordinary, unusual or non-recurring losses, charges or expenses (minus any extraordinary, unusual or non-recurring gains) (it being understood and agreed that Item 10(e) of Regulation S-K under the

Securities Act shall not constitute a limitation on any such determination and unusual or non-recurring losses, charges, expenses or gains shall be determined by Company in good faith), (x) other non-cash items, including, without limitation, non-cash stock compensation paid to officers, directors and employees (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period) but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), and all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding voluntary repayments of the Loans and scheduled repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings, other than the proceeds of Revolving Loans or Swing Line Loans, with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) current taxes based on income of Company and its Subsidiaries and paid in cash with respect to such period, (e) to the extent expensed in a prior Fiscal Year, the amount, if any, of cliff bonus payments made during such Fiscal Year, (f) Restricted Junior Payments during such Fiscal Year permitted by subsection 7.5, (g) any other cash expenses incurred during such period to the extent added back in determining Consolidated EBITDA and (f) Cash consideration paid in connection with Investments permitted pursuant to subsection 7.3(vii) or subsection 7.3(viii).

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, and (iii) current taxes based on income of Company and its Subsidiaries and paid in cash with respect to such period, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.  For purposes of the foregoing, total interest expense shall be determined after giving effect to any net payments made or received with respect to Interest Rate Agreements.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as at such day to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.  In connection with calculation of the Consolidated Leverage Ratio for any purpose, if, during the four Fiscal Quarter period ending on the date as of which such calculation is made, Company has made an acquisition permitted by subsection 7.3(v), subsection 7.3(vii) or subsection 7.3(viii), calculation of Consolidated EBITDA used in such calculation of the Consolidated Leverage Ratio shall be made as if such acquisition occurred on the first day of such period on a pro forma basis for the portion of the period prior to the date such acquisition actually occurred.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries (provided however that the exclusion in this sub-clause (ii) shall not apply in connection with the calculation of any Consolidated Leverage Ratio), (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and (ii) the Letter of Credit Usage.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Holdings or Company who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions or entitlement orders originated by Administrative Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Direct Liability”, with respect to any event, means the payment of money by Company or any of its Subsidiaries with respect to such event.

“Documentation Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Dormant Subsidiaries” means each of (1) FTD International Corporation, a Delaware corporation, (2) Value Network Service, Inc., a Delaware corporation, (3) Flowers USA, Inc., a Connecticut corporation, (4) FTD Holdings, Incorporated, a Delaware corporation and (5) Renaissance Greeting Cards, Inc., a Maine corporation.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds, finance companies and lease financing companies; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means: (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Company Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Company Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Company Pension Plan (or any other Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Company Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; provided that any event described in the foregoing clauses shall not be an ERISA Event unless it could reasonably be expected to result in a Direct Liability.

“Eurodollar Rate” means, for any Interest Rate Determination Date, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum obtained by dividing (i) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).  Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, on any date (as determined in the discretion of Administrative Agent) when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 24, 2004 among Company, Nectar Merger Corporation, the agents and the lenders listed thereunder, as amended.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 7.4 annexed hereto.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xiii).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens not prohibited pursuant to subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens not prohibited pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on June 30 of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized or incorporated in such country, in form and substance satisfactory to Administrative Agent, as such Foreign Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

“Funding and Payment Office” means the office of Administrative Agent located at 201 Third Street, Eighth Floor, MAC A0187-081, San Francisco, CA 94103 or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Guaranties” means the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means:  (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” means FTD Group, Inc., a Delaware corporation (formerly Mercury Man Holdings Corporation).

“Holdings Guaranty” means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Holdings Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

“Holdings Loan Notes” means the Fixed Rate Unsecured Loan Notes 2008 in an aggregate amount of up to £6,000,000 issued by Holdings under the Deed dated July 31, 2006 between Holdings and HSBC Bank plc as guarantor of the payment obligations of Holdings in respect of the Holdings Loan Notes.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Intercompany Promissory Note” means the debt instrument dated July 31, 2006 between Company and UK Bidco evidencing the $48,000,000 intercompany loan from Company to UK Bidco.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each January 31, April 30, July 31 and October 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Company or any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such

Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements; provided, however, that Investment shall not include prepaid expenses of any Person incurred and prepaid in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“Issuing Lender”, with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1C(ii) or, with respect to the Existing Letters of Credit, the applicable ‘Revolving Lender’ under the Existing Credit Agreement that issued such Letter of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Leasehold Property” means any leasehold interest of any Loan Party (other than a Foreign Subsidiary) as lessee under any lease of real property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means (i) Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1 and (ii) the Existing Letters of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.  For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

“LGP” means Leonard Green & Partners, L.P. and Affiliates thereof.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties, the Collateral Documents, and all amendments, waivers and consents relating thereto.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, liabilities, accounting treatment, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries (and for purposes of this definition, references to Holdings and its Subsidiaries shall be deemed to include UK Target, whether or not the Acquisition has occurred) taken as a whole or (ii) the material impairment of the ability of the Loan Parties, taken as a whole, to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Leasehold Property” means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the business operations of Company or any of its Subsidiaries.

“Material Subsidiary” means each Subsidiary of Company now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5% of the consolidated revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 5% of the consolidated assets of Company and its Subsidiaries.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XVII annexed hereto or in such other form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably paid or estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale , (ii) legal, consulting or other fees incurred or sales or use taxes paid or payable in connection with such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided, however, that Net Asset Sale Proceeds shall not include any Cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material tax liability to Company.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Domestic Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any taxes paid or payable and actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and, in each case, only to the extent such Cash payments or proceeds, net of the foregoing documented costs, exceed $1,000,000.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and taxes paid or payable) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries, and (ii) capital contributions made by a holder of Capital Stock of Holdings.  Net Securities Proceeds shall not include (a) any capital contribution by Holdings, Company or any Subsidiary of either or (b) the proceeds of the issuance or sale of any Capital Stock of a Subsidiary of Company, in each case, to Company or another Subsidiary of Company.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit XVI annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, including post-petition interest on such amounts accruing subsequent to, and interest that would have accrued but for the commencement of a proceeding under, the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding).

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing, or, in the case of any Subsidiary incorporated in England and Wales, any director or any attorney appointed by power of attorney.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any Foreign Subsidiary, to the extent not covered above, the equivalent thereof in its jurisdiction of incorporation, formation or organization.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i)            Liens for taxes, fees, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)           statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;

(iii)          Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

(iv)          any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)           licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii)         any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi)           Liens granted pursuant to the Collateral Documents;

(xii)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xiii)         Liens incurred in the ordinary course of business on Securities to secure repurchase and reverse repurchase obligations in respect of such Securities; and

(xiv)        exceptions to title disclosed by a title policy, preliminary title report or certificate of title delivered to and approved by Administrative Agent other than Liens securing Indebtedness prohibited by subsection 7.1 or Contingent Obligations prohibited by subsection 7.4.

“Permitted Transferees” means, with respect to any Person, (i) any Affiliate of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general and limited partners of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Holdings (or a parent entity thereof).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement and any Foreign Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pricing Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officer’s Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Company of the Compliance Certificate with respect to the period ending on the last day of such Fiscal Quarter.

“Prime Rate” means the rate that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii)  with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Public Offering of Stock” means the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of shares of Holdings’ common stock.

“Put/Call Agreements” means (i) the FTD Group, Inc. Put/Call Agreement dated as of July 31, 2006, by and among Holdings and each of the individuals listed on Annex A thereto and (ii) the FTD, Inc. Put/Call Agreement dated as of July 31, 2006, by and among Company and each of the individuals listed on Annex A thereto.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii)(b).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Agreements” means, collectively, the Acquisition Agreement, the Intercompany Promissory Note, the UK Loan Notes, the Put/Call Agreements and the Subordinated Note Indenture.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means July 28, 2012.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other

Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit VI annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Sole Lead Arranger” means Wells Fargo Bank, National Association.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s Ratings Services.

“SPC” has the meaning assigned to that term in subsection 10.1B(iv).

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers’ compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) the obligations of HSBC Bank plc as a guarantor under the UK Loan Notes, (v) the obligations of one or more revolving lenders in connection with any letters of credit issued by such lender under the Existing Credit Agreement, (vi) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, (vi) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry and (vii)  other lawful corporate purposes of Company or any of its Subsidiaries; provided that with respect to this subclause (viii) the relevant Issuing Lender and Administrative Agent consent to the issuance of such standby letter of credit.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means (i) the Subordinated Notes and (ii) any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subordinated Note Indenture” means the indenture or indentures, pursuant to which the Subordinated Notes are issued, as such indenture or indentures may be amended from time to time to the extent permitted under subsection 7.12B.

“Subordinated Notes” means the Company’s 7.75% Senior Subordinated Notes due 2014 in an aggregate principal amount not to exceed $170,117,000 issued pursuant to the Subordinated Note Indenture.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries (other than the Dormant Subsidiaries and Interflora Inc.) of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XIII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swing Line Funding and Payment Office” means the office of Swing Line Lender located at 201 Third Street, Eighth Floor, MAC A0187-081, San Francisco, CA 94103 or such other offices of Swing Line Lender as may from time to time be hereafter designated as such in a written notice delivered by Swing Line Lender to Company and each other Lender.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VII annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, imposed by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, the amount of that Lender’s Term Loan Commitment, and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any of its Subsidiaries in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Bidco” means FTD UK Holdings Limited, a company incorporated in England and Wales with registration number 5866360.

“UK Bidco Loan Notes” means (1) the Fixed Rate Unsecured Loan Notes 2009 in the aggregate amount of up to £8,000,000 issued by UK Bidco under the Deed dated July 31, 2006 between UK Bidco and HSBC Bank plc as guarantor of the payment obligations of UK Bidco in respect of the UK Bidco Loan Notes and (2) any additional fixed rate unsecured loan notes 2009 issued under the Acquisition Agreement in connection with the working capital adjustment if any.

“UK Loan Notes” means the Holdings Loan Notes and the UK Bidco Loan Notes.

“UK Target” means Interflora Holdings Limited, a company incorporated in England and Wales with registration number 05286424.

“UK Target’s Fiscal Years” means the fiscal year of UK Target and its Subsidiaries ending in May of each calendar year.  For purposes of this Agreement, any particular fiscal year shall be designated by reference to the calendar year in which such fiscal year ends.

“Voting Stock” means (a) with respect to a corporation, the stock of such corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the Governing Body of such corporation, (b) with respect to a partnership, the partnership units of such partnership the holders of which are ordinarily, in the absence of contingencies, entitled to select or remove the general partner or otherwise direct the management of the partnership, and (c) with respect to a limited liability company, the membership interests of such limited liability company the holders of which are ordinarily, in the absence of contingencies, entitled to elect the Governing Body of the limited liability company.

“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii), (iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)).  Except as otherwise expressly provided in this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3.  If Company elects to change its accounting practices during the term of this Agreement, or if at any time any change occurs in GAAP, which change, in either case, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in accounting practices or GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.                                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.                                          AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitments; Making of Loans; the Register; Optional Notes.

A.                                    Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

(i)                                     Term Loans.  Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Term Loan Commitment will be set forth in an allocation letter delivered to such Lender by Administrative Agent and the aggregate amount of the Term Loan Commitments is $150,000,000; provided that the Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B.  Each Lender’s Term Loan Commitment shall expire immediately and without further action on September 1, 2006 if the Term Loans are not made on or before that date.  Company may make only one borrowing under the Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)                                  Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The original amount of each Revolving Lender’s Revolving Loan Commitment will be set forth in an allocation letter delivered to such Lender by Administrative Agent and the aggregate original amount of the Revolving Loan Commitments is $75,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender’s Revolving Loan Commitment shall expire immediately and without further action on September 1, 2006 if the Term Loans are not made on or before that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

(iii)                               Swing Line Loans.

(a)                                  General Provisions.  Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender.  The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on September 1, 2006 if the Term Loans are not made on or before that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(b)                                 Swing Line Loan Prepayment with Proceeds of Revolving Loans.  With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c)                                  Swing Line Loan Assignments.  On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share.  If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender to Administrative Agent, who shall promptly notify the Revolving Lenders, each Revolving Lender shall deliver to Administrative Agent for the benefit of Swing Line Lender such amount in same day funds at the Funding and Payment Account.  Without limiting the effect of the deemed assignment described in the preceding sentence, in order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased assignments as provided in this paragraph, Swing Line Lender shall promptly remit such payment to Administrative Agent for distribution to each such other Revolving Lender its Pro Rata Share of such payment.

(d)                                 Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B.                                    Borrowing Mechanics.  Term Loans or Revolving Loans made as Base Rate Loans on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount.  Term Loans or Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,000,000 and multiples of $100,000 in excess of that amount.  Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount.  Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender at the Swing Line Funding and Payment Office a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date.  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender and Administrative Agent), as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (or Swing Line Lender in the case of Swing Line Loans) on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender (including Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender and Administrative Agent) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

C.                                    Disbursement of Funds.  All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan (other than Swing Line Lender in the case of a Swing Line Loan borrowing) of the proposed borrowing.  Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 1:00 P.M. (New York City time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office.  Swing Line Lender shall make the amount of its Loan available directly to Company as provided below.  Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent or Swing Line Lender, as the case may be, shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or to be disbursed by Swing Line Lender, as applicable, to be credited to the account designated by Company in the applicable Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.                                    The Register.  Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loans, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”).  Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.                                      Optional Notes.  If so requested by any Lender by written notice to Company at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

2.2                               Interest on the Loans.

A.                                    Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate.  Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B).  If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)                                     Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v); or

(b)                                 if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin

Greater than	3.50:1.00	2.000%	1.000%

Less than or equal to	3.50:1.00	1.750%	0.750%

provided that, for the first six months after the Closing Date, the applicable margin for Term Loans that are Eurodollar Rate Loans shall be 2.000% per annum and the applicable margin for Term Loans that are Base Rate Loans shall be 1.000% per annum.

(ii)                                  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v); or

(b)                                 if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin

Greater than or equal to	4.50:1.00	2.500%	1.500%

Greater than or equal to but less than	4.00:1.00 4.50:1.00	2.250%	1.250%

Greater than or equal to but less than	3.50:1.00 4.00:1.00	2.000%	1.000%

Greater than or equal to but less than	3.00:1.00 3.50:1.00	1.875%	0.875%

Less than	3.00:1.00	1.750%	0.750%

provided that, for the first six months after the Closing Date, the applicable margin for Revolving Loans that are Eurodollar Rate Loans shall be 2.250% per annum and the applicable margin for Revolving Loans that are Base Rate Loans shall be 1.250% per annum.

(iii)                               Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(v), the Base Rate Margin and the Eurodollar Rate Margin for Term Loans and Revolving Loans shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clauses (i) and (ii)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Pricing Certificate was required to be delivered until the Business Day next succeeding delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iv)                              Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans.

B.                                    Interest Periods.  In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period; provided that:

(i)                                     the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii)                                  in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)                                 no Interest Period with respect to any portion of the Term Loans shall extend beyond July 28, 2013 and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)                              no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans, unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

(vii)                           there shall be no more than ten Interest Periods outstanding at any time; and

(viii)                        in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.                                    Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.                                    Conversion or Continuation.  Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $2,000,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall notify each Lender of any Loan subject to any Notice of Conversion/Continuation.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

E.                                      Default Rate.  Upon the occurrence and during the continuance of any Event of Default resulting from the failure to pay when due, whether at stated maturity, by notice of prepayment, by acceleration or otherwise, any principal payments on the Loans, any interest payments thereon or any fees and other amounts due and payable hereunder, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, such interest payments and fees and other amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans that are Revolving Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.                                    Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3                               Fees.

A.                                    Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the excess of the Revolving Loan Commitment Amount on each day during such period over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) on such day plus (ii) the Letter of Credit Usage on such day multiplied by a rate per annum equal to the percentage set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

	Consolidated Leverage Ratio	Commitment Fee Percentage

Greater than or equal to	4.50:1.00	0.500%

Greater than or equal to but less than	4.00:1.00 4.50:1.00	0.500%

Greater than or equal to but less than	3.50:1.00 4.00:1.00	0.375%

Greater than or equal to but less than	3.00:1.00 3.50:1.00	0.375%

Less than	3.00:1.00	0.250%

provided that, for the first six months after the Closing Date, the applicable commitment fee percentage shall be 0.500%.  Such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each of January, April, July and October of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B.                                    Other Fees.  Company agrees to pay to Administrative Agent and the Syndication Agent such fees in the amounts and at the times separately agreed upon between Company, Administrative Agent and the Syndication Agent.

2.4                               Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A.                                    Scheduled Payments of Term Loans.  Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
October 31, 2006	$375,000

January 31, 2007	$375,000
April 30, 2007	$375,000
July 31, 2007	$375,000
October 31, 2007	$375,000

January 31, 2008	$375,000
April 30, 2008	$375,000
July 31, 2008	$375,000
October 31, 2008	$375,000

January 31, 2009	$375,000
April 30, 2009	$375,000
July 31, 2009	$375,000
October 31, 2009	$375,000

January 31, 2010	$375,000
April 30, 2010	$375,000
July 31, 2010	$375,000
October 31, 2010	$375,000

January 31, 2011	$375,000
April 30, 2011	$375,000
July 31, 2011	$375,000
October 31, 2011	$375,000

January 31, 2012	$375,000
April 30, 2012	$375,000
July 31, 2012	$375,000
October 31, 2012	$375,000

January 31, 2013	$375,000
April 30, 2013	$375,000

July 28, 2013	$139,875,000

Total	$150,000,000

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than July 28, 2013, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B.            Prepayments and Reductions in Revolving Loan Commitments.

(i)            Voluntary Prepayments. Company may, upon delivery of a Notice of Prepayment to Administrative Agent or upon telephonic notice to Administrative Agent promptly confirmed in writing by delivery of a Notice of Prepayment, on or prior to 11:00 A.M. (New York City time) on the date of prepayment, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or telephonic notice promptly confirmed in writing by delivery of a Notice of Prepayment, in the case of Base Rate Loans, and three Business Days’ prior written notice by delivery of a Notice of Prepayment or telephonic notice promptly confirmed in writing by delivery of a Notice of Prepayment, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 11:00 A.M. (New York City time) on the date required (who will promptly notify each Lender whose Loans are to be prepaid of such prepayment), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company compensates Lenders for all breakage costs resulting from such payment or conversion pursuant to subsection 2.6D. Any written or telephonic notice of voluntary prepayment delivered pursuant to this subsection 2.4B(i) shall be irrevocable and once such Notice of Prepayment has been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a Notice of Prepayment delivered by Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)           Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written notice by delivery of a Notice of Prepayment to Administrative Agent or upon telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment to Administrative Agent or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the

Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $3,000,000 and multiples of $1,000,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv). All written or telephonic notices of termination or reduction of the Revolving Loan Commitments delivered pursuant to this subsection 2.4B(ii) shall be irrevocable and Company shall be bound to the termination or reduction of the Revolving Loan Commitments referenced in such notice; provided that a notice of termination or reduction of the Revolving Loan Commitments delivered by Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)          Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitment Amount shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D and shall be made after delivery of the notice required by subsection 2.4B(iii)(f):

(a)           Prepayments and Reductions From Net Asset Sale Proceeds. No later than the fifth Business Day following the date of receipt by Company or any of its Domestic Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds for the Fiscal Year in which such proceeds are received do not exceed $15,000,000 deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 270 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof. In addition, Company shall, no later than 270 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans (and/or the Revolving Loan Commitment Amount shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds.

(b)           Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Domestic Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitment Amount pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)           Prepayments and Reductions Due to Issuance of Equity Securities. Not later than the third Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Company or of Holdings or of any Domestic Subsidiary of Company, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to 50% of such Net Securities Proceeds (other than Net Securities Proceeds resulting from the issuance of Capital Stock of Holdings (i) to (or a capital contribution by) LGP or any Permitted Transferee or (ii) pursuant to employee and executive compensation plans); provided, that no prepayment shall be required hereunder with respect to the receipt of any Net Securities Proceeds described in this subsection 2.4B(iii)(c) to the extent that the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter immediately preceding the date on which such Net Securities Proceeds are received is less than 3.50:1.00.

(d)           Prepayments and Reductions Due to Issuance of Indebtedness. Not later than the third Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its Domestic Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

(e)           Prepayments and Reductions from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending June 30, 2007), Company shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swingline Loans, except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided that for any

Fiscal Year in which the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 3.00:1.00 no prepayment shall be required hereunder.

(f)            Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Company shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e). Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice. Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitment Amount shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(g)           Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, to the extent necessary after such prepayment, cash collateralize any outstanding Letters of Credit) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect.

(h)           Prepayments Due to Failure to Consummate the Acquisition in accordance with subsection 6.10. In the event the Acquisition is not consummated in accordance with subsection 6.10 of this Agreement, not later than noon Pacific time Monday August 7, 2006, Company shall prepay the Term Loans in an aggregate amount equal to the amounts drawn on the Closing Date to fund the Acquisition Financing Requirements.

(iv)          Application of Prepayments.

(a)           Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable Notice of Prepayment;

provided that all such voluntary prepayments shall, irrespective of any application specified by Company, first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C; provided further that in the event Company fails to specify the Loans to which any such prepayment shall be applied, and funds remain after being applied in accordance with this subsection 2.4B(iv)(a), such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b)           Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(f) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, fourth, to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitment Amount to the full extent thereof and fifth, to the extent of any remaining portion of such amount, to cash collateralize any outstanding Letters of Credit. Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c)           Application of Mandatory Prepayments of Term Loans to the Scheduled Installments of Principal Thereof. Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce each remaining scheduled installment of principal of the Terms Loans set forth in subsection 2.4A on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(d)           Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C.            General Provisions Regarding Payments.

(i)            Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)           Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)          Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares; provided, that all payments in respect of Loans shall first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions set forth below its name on the appropriate signature page hereof or at such other account as such Lender may request in subsequent payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3 and subsection 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)          Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

(v)           Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.            Application of Proceeds of Collateral and Payments after Event of Default.

Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, (a) all payments received by Administrative Agent, whether from Company, from any Subsidiary Guarantor, from Holdings or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)            to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)           thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Lender Swap Agreement (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) and subsection 2.4C(iii) hereof); and

(iii)          thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.            Term Loans. The proceeds of the Term Loans shall be applied by Company (i) to discharge all Indebtedness and other sums payable under the Existing Credit Agreement, (ii) to acquire Capital Stock in UK Bidco and make intercompany loans to UK Bidco to permit UK Bidco to fund the Acquisition Financing Requirements and (iii) to pay Transaction Costs.

B.            Revolving Loans; Swing Line Loans. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes (which may include the making of intercompany loans to any of Company’s wholly-owned Subsidiaries in accordance with subsection 7.1(iv), for their own general corporate purposes).

C.            Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.            Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.            Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation

given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.            Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.            Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender or because such Lender is an Affected Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E.             Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.             Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G.            Eurodollar Rate Loans After Default. If, after the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, Administrative Agent or Requisite Lenders have determined in its or their sole discretion not to permit the making or continuation of any Loans as, or the conversion of any Loans to Eurodollar Rate Loans and Administrative Agent has so notified Company in writing, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.            Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i)                                     subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii)                                  imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii)                               imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder and any Tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts.

B.                                    Taxes.

(i)                                     Payments to Be Free and Clear. Except as otherwise provided in this Agreement, all sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)                                  Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)                                 Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c)                                  the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d)                                 within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

(iii)                               Evidence of Exemption from U.S. Withholding Tax.

(a)                                  Each Non-US Lender shall deliver to Administrative Agent and to Company, and Administrative Agent shall deliver to Company if a payment to Administrative Agent hereunder is treated as a payment to a Person that is not a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, and a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code), in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to, or is subject to a reduced rate of, United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b)                                 Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c)                                  Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(d)                                 Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that (i) notwithstanding anything to the contrary in subsection 2.7B(iii)(d)(1), Company shall be required to pay additional amounts with respect to payments beneficially owned by Participants entitled to the benefits of subsection 2.7 as though such Participants were Lenders and (ii) if a Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

(e)                                  Company shall not be required to pay any additional amount to any Lender that is not a Non-U.S. Lender under clause (c) of subsection 2.7B(ii) if such Lender does not provide prior to or on the Closing Date (or on or prior to the date it becomes a party to this Agreement) to Administrative Agent and Company a properly completed and executed IRS Form W-9 (certifying that such Lender is not subject to United States backup withholding tax) or any successor form. Solely for purposes of this subsection 2.7B(iii)(e), a Lender shall not include a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(l)(ii).

C.                                    Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction, increased to the extent necessary to take into account any Tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts.

2.8                               Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A.                                    Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error. In the event such written statement is given by such Lender more than 180 days after such Lender has knowledge of the occurrence or existence of the event or circumstance that entitled such Lender to provide such written statement, such Lender shall not be entitled to receive any compensation or reimbursement under subsection 2.6D or 2.7, as the case may be, in respect of the period ending 180 days preceding the date on which such written statement is given to Company.

B.                                    Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9                               Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of Lenders or 100% of Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) all of the requirements for such assignment contained in subsection 10.1B, excluding payment of the processing fee otherwise required thereby, but including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such Subject Lender) and other supporting documents, have been fulfilled, and (3) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders) the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.                                          LETTERS OF CREDIT

3.1                               Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.                                    Letters of Credit. In addition to Company requesting that Lenders make Loans pursuant to subsection 2.1A, Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1C(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i)                                     any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount;

(ii)                                  any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $60,000,000;

(iii)                               any Standby Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv)                              any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)                                 any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(vi)                              any Letter of Credit denominated in a currency other than Dollars or Canadian dollars that in the reasonable judgment of Administrative Agent or the applicable Issuing Lender is not readily and freely available.

B.                                    Sublimits. The following restrictions shall apply in relation to any request by Company to one or more Revolving Lenders to issue Letters of Credit in accordance with the provisions of this subsection 3.1:

(i)                                     Letter of Credit Usage (other than under clause (ii) below) shall at no time exceed $20,000,000; and

(ii)                                  Company may request that one or more Revolving Lenders issue Standby Letters of Credit or similar instruments for the purpose of supporting the obligations of HSBC Bank plc as a guarantor under the UK Loan Notes (the “Applicable Standby Letters of Credit”) provided that the maximum aggregate amount which may become available for drawing under the Applicable Standby Letters of Credit shall not exceed $60,000,000; and

(iii)                               Letter of Credit Usage on the Closing Date shall not exceed $50,000,000.

C.                                    Mechanics of Issuance.

(i)                                     Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 12:00 Noon (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

Notwithstanding the foregoing, the Existing Letters of Credit shall be deemed issued on the Closing Date and shall be subject to the terms and conditions of this Agreement.

(ii)                                  Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1C(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such

Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent’s Revolving Loan Commitment then in effect.

(iii)                               Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv)                              Notification to Revolving Lenders. Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Administrative Agent shall notify each Revolving Lender in writing on a quarterly basis of the contents thereof.

D.                                    Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2                               Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)                                     with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (i) 0.25% multiplied by the daily amount available to be drawn under such Standby Letter of Credit, and (ii) $500 (or such lesser amount as may be agreed between Company and the applicable Issuing Lender) and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased interest pursuant to subsection 2.2E, 2% per annum multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of January, April, July and October of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii)                                  with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (i) 0.25% multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, and (ii) $500 and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to 50% of the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased interest pursuant to subsection 2.2E, 2% per annum multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of January, April, July and October of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(iii)                               with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses that is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination (such date to be determined at the discretion of Administrative Agent and/or the applicable Issuing Lender). Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) or clause (ii)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

3.3                               Drawings and Reimbursement of Amounts Paid Under Letters of Credit; Cash Collateralization.

A.                                    Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.                                    Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”)

in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) or, at the option of such Issuing Lender, in the case of a Letter of Credit denominated in a currency other than Dollars, in such other currency, and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C.                                    Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)                                     Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, at the Funding and Payment Account, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent and Administrative Agent shall make available to such Issuing Lender in Dollars in same day funds, at the office of such Issuing Lender on such Business Day, the aggregate amount of the participation payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which such participation payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii)                                  Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D.                                    Interest on Amounts Paid Under Letters of Credit.

(i)                                     Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)                                  Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender, out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to the immediately preceding clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

E.                                      Cash Collateralization. If Administrative Agent notifies Company at any time that, due to a fluctuation in the applicable Exchange Rate or otherwise, the Letter of Credit Usage at such time exceeds 105% of the sublimit for Letters of Credit specified in subsection 3.1A(ii), then, within two Business Days after receipt of such notice, Company shall deposit in the Collateral Account established pursuant to the Security Agreement an amount equal to the amount by which the Letter of Credit Usage exceeds such sublimit, which amount shall constitute Collateral and be subject to the provisions of the Security Agreement. At such time as the Letter of Credit Usage shall be equal to or less than such sublimit, if no Event of Default has occurred and is continuing, such amount may, at the request of Company, be released to Company.

3.4                               Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)                                     any lack of validity or enforceability of any Letter of Credit;

(ii)                                  the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)                               any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)                                 any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi)                              any breach of this Agreement or any other Loan Document by any party thereto;

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)                        the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5                               Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.                                          CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1                               Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A.                                    Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                                     Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization (or other applicable authority) or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State (or other applicable authority) of its jurisdiction of organization (if available from such jurisdiction) and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)                                  Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)                               Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)                              Executed originals of the Loan Documents to which such Person is a party; and

(v)                                 Such other documents as Administrative Agent may reasonably request.

B.                                    Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, the Syndication Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.                                    Corporate and Capital Structure; Ownership.

(i)                                     Corporate and Capital Structure and Ownership. The corporate organizational structure, capital structure and ownership of Company and its Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedule 4.1C annexed hereto.

(ii)                                  Ownership of Company. Upon consummation of the Acquisition UK Bidco shall directly control UK Target.

D.                                    Representations and Warranties; Performance of Agreements. Company shall, have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth in this subsection 4.1D shall be disregarded for purposes of this condition.

E.                                      Financial Statements. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Holdings and its Subsidiaries for Fiscal Years 2003, 2004 and 2005, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) unaudited financial statements of Holdings and its Subsidiaries as at March 31, 2006, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the 9-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) audited financial statements of UK Target and its Subsidiaries for February through May 2005, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such period and (iv) unaudited financial statements of UK Target and its Subsidiaries as at May 31, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for the 12 month period ending on such date all in reasonable detail.

F.                                      Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Latham & Watkins LLP, special counsel for Holdings and Company and such other counsel, acceptable to Administrative Agent and its counsel, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G.                                    Opinion of Administrative Agent’s Counsel. Lenders shall have received originally executed copies of a favorable written opinion of O’Melveny & Myers LLP, counsel to Administrative Agent, dated as of the Closing Date, substantially in the form of Exhibit X annexed hereto.

H.                                    Reserved.

I.                                         Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

J.                                      Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Acquisition, the other transactions contemplated by the Loan Documents and the Related Agreements and the continued operation of the business conducted by Company and its Subsidiaries and the UK Target and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

K.                                    Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Company and its Subsidiaries and the Facilities.

L.            Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 4.1M, Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken (or will be taken within applicable perfection periods) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments (other than the items to be delivered pursuant to subsection 6.11), and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

(i)            Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent, or the equivalent thereof in any applicable jurisdiction) representing all Capital Stock pledged pursuant to the Security Agreement (66% of the outstanding Capital Stock in the case of first tier Foreign Subsidiaries) and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii)           Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, to the extent requested by Administrative Agent, and (b) UCC termination statements duly executed (if necessary) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)          UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party (if required) with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv)          PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral together with releases of all security interests duly executed (if necessary) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective PTO filings in respect of IP Collateral (other than any such PTO filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(v)           Opinions of Local Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

M.           Closing Date Mortgages; Closing Date Mortgage Policies; Etc. Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

(i)            Closing Date Mortgages. Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.1M annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”), it being agreed that no Closing Date Mortgage will encumber any Leasehold Property as of the Closing Date and no Leasehold Property is a Closing Date Mortgaged Property;

(ii)           Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent; and

(iii)          Reserved:

(iv)          Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

N.            Matters Relating to Existing Indebtedness of Company and its Subsidiaries.

(i)            Termination of Existing Credit Agreement and Related Liens. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder and (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder.

(ii)           Existing Indebtedness to Remain Outstanding. Administrative Agent shall have received an Officer’s Certificate of Company stating that, after giving effect to the transactions described in this subsection 4.1N, the Loan Parties shall have no Indebtedness (other than Indebtedness under the Loan Documents and the Related Agreements and other Indebtedness described in Schedule 7.1).

O.            Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit XII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Acquisition and the other transactions contemplated by the Loan Documents and Related Agreements, Company and each Subsidiary Guarantor on a consolidated basis will be Solvent.

P.            Related Agreements. Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the written consent of Administrative Agent and Syndication Agent with such consent not to be unreasonably withheld and the provisions of each Related Agreement shall be in compliance in all material respects with applicable laws and regulations.

Q.            Consummation of Acquisition. Administrative Agent shall have received an Officer’s Certificate of Company stating that Holdings, Company and UK Bidco will proceed without delay to consummate the Acquisition in accordance with the terms of the Acquisition Agreement upon the making of the initial Loans.

R.            Patriot Act Compliance. Administrative Agent and Syndication Agent shall have received all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

S.            Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

T.            Litigation. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, confirming that it is not aware of any pending or threatened Proceedings that could reasonably be expected to have a Material Adverse Effect.

U.            Closing Date Leverage Ratio. On the Closing Date, Administrative Agent shall have received a Closing Date Certificate signed by the Company’s chief financial officer, demonstrating in reasonable detail (to the reasonable satisfaction of the Administrative Agent) that the Consolidated Leverage Ratio after giving pro forma effect to the Acquisition is no more than 4.75 to 1.00.

4.2                               Conditions to All Loans.

The obligations of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.            Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B.            As of that Funding Date:

(i)            The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this condition;

(ii)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii)          Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

(iv)          No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

4.3                               Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.            On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.            On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1C(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1C(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C.            On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.              COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company (for purposes of this Section 5, references to Holdings and its Subsidiaries shall be deemed to include UK Target once the Acquisition has occurred) represents and warrants to each Lender:

5.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers. Each of Holdings and its Subsidiaries is a corporation, partnership, trust or limited liability company duly organized or incorporated, validly existing and in good standing (where applicable) under the laws of its jurisdiction of organization or incorporation as specified in Schedule 5.1 annexed hereto. Each of Holdings and its Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing. Each of Holdings and its Subsidiaries is qualified to do business and (to the extent such concept is relevant) in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.            Conduct of Business. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 7.11 and 8.13.

D.            Subsidiaries. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization or incorporation are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization or incorporation set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and (to the extent such concept is relevant) in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2                               Authorization of Borrowing, etc.

A.            Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.            No Conflict. Except as disclosed in the Related Agreements, the execution, delivery and performance by the Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.            Governmental Consents. The execution, delivery and performance by the Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any Governmental Authorization, except as have been obtained and as of the Closing Date, any thereof which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

D.            Binding Obligation. Each of the Loan Documents and the Related Agreements has been duly executed and delivered by Holdings, Company and each Subsidiary of Company (to the extent each of them is a party thereto) and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3                               Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, financial statements and information for the period ended March 31, 2006. All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except as set forth on Schedule 5.3, neither Company nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

5.4                               No Material Adverse Change; No Restricted Junior Payments.

Since June 30, 2005, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5                               Title to Properties; Liens; Real Property; Intellectual Property.

A.            Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 and except for such defects that individually or in the aggregate would not have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.            Real Property. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C.            Intellectual Property. As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted against Company or any of its Subsidiaries and is pending by any Person challenging or questioning such use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Officer of Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All material federal and state and all material foreign registrations of and applications for Intellectual Property, and all material unregistered Intellectual Property that is not readily available in the marketplace, that are owned or licensed by Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.

5.6                               Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Officer of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7                               Payment of Taxes.

Except to the extent permitted by subsection 6.3 and except as would not reasonably be expected to result in a Material Adverse Effect, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid prior to delinquency. As of the date hereof, Company knows of no proposed tax assessment against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8                               Performance of Agreements; Material Contracts.

A.            Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

B.            Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on Schedule 5.8, all such Material Contracts are in full force and effect and no material defaults by Company or any of its Subsidiaries currently exist thereunder.

5.9                               Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10                        Securities Activities.

A.            Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.                                    Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11                        Employee Benefit Plans.

A.                                    Company and each of its Subsidiaries are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations in all material respects under each Employee Benefit Plan. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B.                                    No ERISA Event has occurred or is reasonably expected to occur.

C.                                    Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries.

D.                                    As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which could reasonable be expected to result in a Direct Liability does not exceed $1,500,000.

E.                                      As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company and its Subsidiaries for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,500,000.

F.                                      As of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions in excess of $1,000,000 in aggregate (or its equivalent in other currencies) to any Foreign Plan.

5.12                        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, except, such as are included in Transaction Costs, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13                        Environmental Protection.

(i)                                     Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity in each case that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)                                  as of the Closing Date, neither Company nor any of its Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)                               there are and, to any Officer of Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)                              as of the Closing Date neither Company nor any of its Subsidiaries nor, to any Officer of Company’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(v)                                 compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14                        Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15                        Solvency.

The Loan Parties, on a consolidated basis, are, and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, Solvent.

5.16                        Matters Relating to Collateral.

A.                                    Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions taken to date pursuant to subsections 4.1L, 4.1M, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the filing of any UCC financing statements and PTO filings delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

B.                                    Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C.                                    Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2 and those that are being terminated in connection with the refinancing of the Existing Credit Agreement, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO (to Company’s knowledge) or in the United States Copyright Office.

D.                                    Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E.                                      Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to the Collateral is accurate and complete in all material respects.

5.17                        Disclosure.

All factual information (taken as a whole) furnished by or on behalf of Holdings or any of its Subsidiaries to Administrative Agent or any Lender in writing on or before the Closing Date (including any such information contained in the Confidential Information Memorandum or in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries) for use in connection with the transactions contemplated by this Agreement is true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that for purposes of this subsection 5.17, such factual information does not include projections and pro forma financial information. Any projections and pro forma financial information contained in such materials or delivered pursuant to this Agreement from time to time are or will be based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.18                        Subordinated Indebtedness.

The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and the Subsidiary Guarantors.

5.19                        Related Agreements.

A.                                    Delivery of Related Agreements. Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

B.                                    Warranties of Company. Subject to the qualifications set forth therein, each of the representations and warranties given by UK Bidco to the Vendors (as defined in the Acquisition Agreement) in the Acquisition Agreement is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

C.                                    Survival. Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of UK Bidco and Company set forth in subsections 5.19B shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

5.20                        Reporting to IRS.

Company does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof.

Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.21                        Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Patriot Act.

5.22                        Foreign Subsidiaries.

FTD Canada, Inc. is not a Material Subsidiary as of the Closing Date.

Section 6.                                          COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation, expiration or collateralization with cash or a letter of credit of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent, which will distribute to each Lender:

(i)                                     Events of Default, etc.:  promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any written notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)                                  Pro Forma Financials:  as soon as available and in any event within 30 days after the Closing Date, pro forma consolidated balance sheets (in form and substance reasonably satisfactory to Administrative Agent) of Holdings and its Subsidiaries as of June 30, 2006, which shall be prepared in accordance with GAAP and reflect the consummation of the Acquisition, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements;

(iii)                               Quarterly Financials:  as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, (ii) the related consolidated statement of income of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (iii) the related consolidated statements of stockholders’ equity and cash flows of Holdings and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (it being understood that the information required by this Section 6.1(iii) may be furnished in the form of a Form 10-Q);

(iv)                              Year-End Financials:  as soon as available and in any event within 105 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards (it being understood that the information required by this Section 6.1(v) may be furnished in the form of a Form 10-K);

(v)                                 Pricing and Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (iii) and (iv) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 50th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

(vi)                              Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (iii), (iv) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (iii), (iv) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii), (iv) or (xiii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vii)                           Accountants’ Certification:  together with each delivery of consolidated financial statements pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (v) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (v) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(viii)                        Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(ix)                                SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

(x)                                   Litigation or Other Proceedings:  promptly upon any Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x)                                   if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y)                                 seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(xi)                                ERISA Events:  promptly upon any Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xii)                             ERISA Notices:  with reasonable promptness, copies of (a) all written notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xiii)                          Financial Plans:  as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each quarter of such Fiscal Year, and (c) such other information and projections as any Lender may reasonably request;

(xiv)                         Insurance:  as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries, notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xv)                            Governing Body:  with reasonable promptness, written notice of any change in the Governing Body of Company;

(xvi)                         New Subsidiaries:  promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xvii)                      Good Standing Certificates:  upon request of Administrative Agent, good standing certificates (if applicable) as to each Loan Party from its jurisdiction of organization;

(xviii)                   Notices from Holders of Subordinated Indebtedness:  promptly, upon receipt, copies of all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder;

(xix)                           Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.21 reasonably requested by any Lender through Administrative Agent; and

(xx)                              Other Information:  with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent.

Company and its Subsidiaries shall be deemed to have delivered reports referred to in clauses (iii), (iv) and (ix) of this subsection 6.1 when (A) such reports or other information have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) or on its own Internet website as previously identified to Administrative Agent and Lenders, and (B) Company and its Subsidiaries have notified Administrative Agent and Lenders by electronic mail of such posting; provided that if Administrative Agent or any Lender request such information to be delivered in hard copies, Company and/or any of its Subsidiaries, as applicable, shall furnish to Administrative Agent or Lender, as applicable, such information accordingly.

6.2                               Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3                               Payment of Taxes and Claims; Tax.

A.                                    Except as would not reasonably be expected to result in a Material Adverse Effect, Holdings will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i)

such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B.                                    Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries or a corporation that directly owns 50% or more of the Voting Stock of Holdings).

6.4                               Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A.                                    Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary for and used in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

B.                                    Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

C.                                    Application of Net Insurance/Condemnation Proceeds.

(i)                                     Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B;

(ii)                                  Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B, and (b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B.

(iii)                               Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitment Amount, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however that if at any time Administrative Agent reasonably determines (i) with respect to Net Insurance/Condemnation Proceeds described in subsection 6.4C(ii) in excess of $1,000,000 or (ii) with respect to Net Insurance/Condemnation Proceeds described in this subsection 6.4C(iii), (A) that Company or any Subsidiary is not proceeding diligently with the applicable repair, restoration or replacement or (B) that the applicable repair, restoration or replacement cannot be completed with such Net Insurance/Condemnation Proceeds, together with funds otherwise available to Company for such purpose, or that the applicable repair, restoration or replacement cannot be completed within 270 days after the receipt by Administrative Agent or Company or any of its Subsidiaries, as applicable, of such Net Insurance/Condemnation Proceeds,

Company shall apply such Net Insurance/ Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B.

6.5                               Inspection Rights; Lender Meeting.

A.                                    Inspection Rights. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and, upon reasonable notice, as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuance of an Event of Default.

B.                                    Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6                               Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7                               Environmental Matters.

A.                                    Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i)                                     Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)                                  Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Company or any other

Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

(iii)                               Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any material Hazardous Materials Activity.

(iv)                              Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.                                    Company’s Actions Regarding Hazardous Materials Activities. Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

6.8                               Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A.                                    Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such

Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1L) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person, to execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B.                                    Foreign Subsidiaries. In the event that any Foreign Subsidiary of Company becomes a Material Subsidiary (whether or not such Foreign Subsidiary was a Subsidiary of Company on the date hereof) after the date hereof, Company will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly owned by Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1L and the execution and delivery of any Foreign Pledge Agreements) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on 66% of the Capital Stock of such Foreign Subsidiary.

C.                                    Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, (iii) an executed supplement to the Security Agreement evidencing the pledge of the Capital Stock of such Subsidiary by Company or a Subsidiary of Company that owns such Capital Stock (or such other Collateral Document as is appropriate), accompanied by a certificate evidencing such Capital Stock, together with an irrevocable undated stock powers duly endorsed in blank and satisfactory in form and substance to Administrative Agent (or the equivalent thereof in any other jurisdiction), and (iv) if requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization or incorporation and good standing (where applicable) of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any

Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

6.9                               Matters Relating to Additional Real Property Collateral.

A.                                    Additional Mortgages, Etc. From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or any Material Leasehold Property (which may include a renewal of any lease on existing Leasehold Property) or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property with a value in excess of $1,000,000 or any Leasehold Property, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance and environmental reports that may be reasonably required by Administrative Agent.

B.                                    Real Estate Appraisals. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser reasonably satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.10                        Acquisition.

A.                                    Obligation to apply certain proceeds of initial loans to fund the Acquisition Financing Requirements. Immediately upon the making of the initial Loans, Company shall apply approximately $96,000,000 of the proceeds of the initial Loans to fund the Acquisition Financing Requirements, contributing to UK Bidco, (1) approximately $48,000,000 (or its foreign currency equivalent) as common equity and (2) approximately $48,000,000 as an intercompany loan evidenced by the Intercompany Promissory Note.

B.                                    Obligation to Cause Acquisition to Occur. Company shall cause the Acquisition to be consummated in accordance with the terms and conditions of the Acquisition Agreement.

C.                                    Consummation of Acquisition. On or before noon Pacific time Wednesday August 2, 2006 all conditions to the Acquisition set forth in the Acquisition

Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the written consent of Administrative Agent and the Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement.

6.11                        Other Post Closing Matters.

To the extent not delivered on or prior to the Closing Date, Company shall use, and shall cause each of its Subsidiaries to use, as applicable, commercially reasonable efforts to deliver within 60 days after the Closing Date (i) executed Collateral Access Agreements in favor of Administrative Agent for those inventory and equipment locations listed on Schedule 4 to the Security Agreement for which it is indicated on such schedule that a Collateral Access Agreement is required to be obtained and (ii) executed consents to assignment in favor of Administrative Agent with respect to those Assigned Agreements (as defined in the Security Agreement) listed on Schedule 15 to the Security Agreement for which it is indicated on such schedule that a consent is required to be obtained. Within 30 days after the Closing Date Company shall deliver to Administrative Agent a report describing the efforts that have been made to obtain the Collateral Access Agreements and consents referred to in clauses (i) and (ii) of the preceding sentence. Such report shall be updated no earlier than 50 days after the Closing Date and no later than 60 days after the Closing Date with further updates thereafter to be delivered upon the reasonable request of Administrative Agent.

Section 7.                                          COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation, expiration or collateralization with cash or a letter of credit of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                               Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                                     each Loan Party may become and remain liable with respect to the Obligations;

(ii)                                  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)                               Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases aggregating, together with Indebtedness of Company and its Subsidiaries secured by Liens permitted by subsection 7.2A(ii), not in excess of $20,000,000 at any one time;

(iv)                              Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a Lien on all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders; (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement; and (c) except as permitted under clause (vii) below, no wholly-owned Foreign Subsidiary may become and remain liable to Company or a Subsidiary Guarantor in an amount in excess of $20,000,000; provided that any such Indebtedness of a wholly-owned Foreign Subsidiary to Company or a Subsidiary Guarantor shall be evidenced by a promissory note or other instrument and such promissory note or other instrument shall be pledged to Administrative Agent;

(v)                                 Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any refinancings, refundings, renewals or extensions thereof that in any case do not increase the principal or commitment amount thereof;

(vi)                              Company may remain liable with respect to Indebtedness evidenced by the Subordinated Notes in an aggregate principal amount not to exceed $170,117,000;

(vii)                           UK Bidco may remain liable with respect to Indebtedness evidenced by the UK Bidco Loan Notes and the Intercompany Promissory Note;

(viii)                        Company or a Domestic Subsidiary of Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted under subsection 7.3 and a Person that becomes a direct or indirect wholly-owned Subsidiary of Company as a result of any acquisition permitted under subsection 7.3 may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition;

(ix)                                Any Foreign Subsidiary may become and remain liable with respect to Indebtedness of a Person assumed in connection with any acquisition of a Person permitted under subsection 7.3 and a Person that becomes a direct or indirect wholly-owned Foreign Subsidiary of Company as a result of any acquisition permitted under subsection 7.3 may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition; provided further that the aggregate amount of such Indebtedness shall not exceed $10,000,000 at any one time; and

(x)                                   Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that no more than $10,000,000 of such Indebtedness may be Indebtedness of Company’s Domestic Subsidiaries.

7.2                               Liens and Related Matters.

A.                                    Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; and provided further, that all such Liens do not in the aggregate secure Indebtedness that, together with the aggregate amount of all Capital Leases entered into pursuant to subsection 7.1(iii), exceeds $20,000,000 at any time;

(iii)                               Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation thereof and, in any event, do not in the aggregate secure Indebtedness in excess of $5,000,000 at any time;

(iv)                              Liens described in Schedule 7.2 annexed hereto;

(v)                                 Other Liens securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(vi)                              Liens securing Indebtedness replacing or renewing the Indebtedness secured by Liens described in clauses (ii), (iii) and (iv) of this subsection 7.2A; provided that such Liens encumber the same property encumbered by the original Liens and no other property and the principal or commitment amount of Indebtedness secured thereby does not increase.

B.                                    No Further Negative Pledges. Neither Company nor any of its Domestic Subsidiaries shall enter into any agreement (other than the Subordinated Note Indenture or any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale; (ii) this Agreement and the other Loan Documents; (iii) any covenant in documents creating Liens permitted by Section 7.2A prohibiting further liens on the assets encumbered thereby; and (iv) any other agreement that does not restrict Liens created pursuant to the Loan Documents on assets of Company or its Domestic Subsidiaries securing the Obligations or any Interest Rate Agreement and does not require the granting of any Lien securing any other Indebtedness or other obligation by virtue of the granting of Liens on or pledge of assets of Company or its Domestic Subsidiaries to secure the Obligations or any Interest Rate Agreement.

C.                                    No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except as provided (a) in any of the Loan Documents, (b) in an agreement with respect to an Asset Sale (or a sale not prohibited hereby that does not constitute an Asset Sale), (c) in any agreement in existence at the time any Person becomes a Subsidiary after the Closing Date that apply only to property of such Person, including restrictions under any acquired Indebtedness of such Person not incurred in violation of this Agreement (including any equity interest) relating to the property, assets or business of the Person acquired by Company or any of its Subsidiaries, which restriction in each case existed at the time of acquisition, were not put into place in connection with or in anticipation of such acquisition and are not applicable to any Person other than the Person acquired, or to any property, assets or business, other than the property, assets or business so acquired, (d) in leases or licenses of, or mortgages and other agreements relating to Liens, which Liens constitute Permitted Encumbrances, on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, the absence of consent to assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens), (e) the Subordinated Note Indenture, (f) Joint Venture agreements and other similar agreements relating to the disposition or distribution of assets, (g) in any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses (a) through (f); provided that the terms and conditions of such agreement, as they relate to any such restrictions, are no less favorable to Company or such Subsidiaries, as applicable, than those under the agreement so amended, refinanced or replaced, and (h) restrictions contained in Indebtedness not incurred in violation hereof by a Foreign Subsidiary; provided that such restrictions relate only to one or more Foreign Subsidiaries.

7.3                               Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any other Person, or any division or line of business of any other Person except:

(i)            Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)           Company and its wholly-owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries;

(iii)          Company and its Subsidiaries may make (a) intercompany loans to the extent permitted under subsection 7.1(iv), and (b) intercompany loans or other Investments in connection with the Acquisition including intercompany loans to UK Bidco to fund the repayment or prepayment of the UK Loan Notes and the existing loan notes of UK Target;

(iv)          Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(v)           Company and its Subsidiaries may consummate the Acquisition in accordance with the terms and conditions of the Acquisition Agreement;

(vi)          Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vii)         Company and its Domestic Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) having a fair market value not in excess of $30,000,000 in any one Fiscal Year and $80,000,000 in the aggregate and continue to own such assets after the acquisition thereof; provided that (a) Company shall, and shall cause its Domestic Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary, (b) Company shall be in pro forma compliance with all financial covenants after giving effect to such acquisition and (c) no Event of Default shall have occurred and be continuing prior to such acquisition or result from such acquisition;

(viii)        any Foreign Subsidiary of Company may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) having a fair market value not in excess of $15,000,000 in any one Fiscal Year and $40,000,000 in the aggregate and continue to own such assets after the acquisition thereof; provided that (a) Company shall cause such Foreign Subsidiary to comply with the requirements of subsection 6.8 with respect to each such acquisition that results in a Person becoming a Subsidiary, (b) Company shall be in pro forma compliance with all financial covenants after giving effect to such acquisition and (c) no Event of Default have occurred and be continuing prior to such acquisition or result from such acquisition;

(ix)           Company and its wholly-owned Domestic Subsidiaries may make additional Investments in their respective Foreign Subsidiaries; provided that the amount of all such Investments does not exceed $10,000,000 (plus the amount of all loans or advances permitted under subsection 7.1(iv)) in the aggregate for all such Investments since the Closing Date, including all Contingent Obligations of Company pursuant to subsections 7.4(viii) and (ix);

(x)            Company and its Domestic Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $10,000,000;

(xi)           Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with (i) such officers’ or employees’ acquisition of shares of Holdings’ common stock (or the common stock of a parent entity of Holdings that directly owns 50% or more of the Voting Stock of Holdings) so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations or (ii) in connection with the payment of income taxes on employee-owned stock of Holdings, Company or its Subsidiaries (in an aggregate amount during any Fiscal Year not in excess of $1,000,000);

(xii)          Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

(xiii)         Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries, including Securities received in connection with the bankruptcy, insolvency or reorganization of the Person obligated on such Indebtedness or claim, or as security for any such Indebtedness or claim;

(xiv)        Company and its Subsidiaries may make loans (financing equipment sold by Company and its Subsidiaries) or equipment leases to customers doing business with Company and its Subsidiaries in an aggregate principal amount not to exceed $40,000,000 (with the principal amount of such leases to be deemed to be equal to the discounted present value, at a market rate of interest, of the remaining rental payments plus any residual value of the leased equipment as shown on Company’s financial statements); provided that, Company or such Subsidiary has filed appropriate UCC financing statements to protect its interest in all such financed equipment to the extent such equipment has, at the time of such transaction, a fair market value in excess of $30,000; and

(xv)         Company and its Subsidiaries may make loans to customers doing business with Company and its Subsidiaries in settlement of accounts receivable owing to Company or any of its Subsidiaries from such customer in an aggregate principal amount not to exceed $15,000,000 at any one time.

7.4                               Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)            Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(ii)           Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iii)          Hedge Agreements;

(iv)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(v)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any of its Domestic Subsidiaries not prohibited under this Agreement;

(vi)          Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(vii)         Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their subordinated guaranties of the Subordinated Notes;

(viii)        Company (subject to subsection 7.3(ix)) and Company’s Foreign Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of another Foreign Subsidiary of Company not prohibited under this Agreement; and

(ix)           Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations in an aggregate amount not to exceed $5,000,000.

7.5                               Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i)  Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent not prohibited under subsection 7.12B, (ii) Company may make all payments necessary in connection with the Acquisition, (iii) in the case of clauses (a), (c), (d), (e) and (f) below, so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings (a) in an aggregate amount not to exceed $3,000,000 in any Fiscal Year to the extent necessary to permit Holdings to pay general administrative costs and expenses, (b) to the extent necessary to permit Holdings (or an Affiliate of Holdings) to discharge the consolidated, combined or other group tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings (or an Affiliate of Holdings) applies the amount of any such Restricted

Junior Payment for such purpose, (c) for repurchases of Capital Stock from employees of Company or any of its Subsidiaries, FTD-member florists, distributors or directors (or their heirs or estates) of Holdings, Company or any Subsidiary of Company upon the death, disability or termination of employment (or termination of membership or distribution, in the case of a FTD-member florist or distributor); provided that such repurchases are made with the proceeds of such Restricted Junior Payments within three Business Days of the payment of such Restricted Junior Payments, (d) to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on any Capital Stock of Holdings, provided that the aggregate amount of Restricted Junior Payments made after the Closing Date pursuant to this clause (d) and clause (c) above shall not exceed $7,500,000, (e) for other repurchases of Capital Stock of Holdings in an aggregate amount not to exceed $30,000,000; provided that after giving pro forma effect to any such Restricted Junior Payments and repurchases (A) the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter immediately preceding the date of any such Restricted Junior Payment is less than 4:1.00 and (B) the excess of the aggregate Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments as of the date of any such Restricted Junior Payment is at least $20,000,000; provided further that, such repurchases are made with the proceeds of the applicable Restricted Junior Payments within three Business Days of the payment of such Restricted Junior Payments, and (f) to allow Holdings to pay principal and interest on the Holdings Loan Notes, (iv) Company may purchase Capital Stock of Holdings in a purchase deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Capital Stock represents a portion of the exercise price thereof and (v) Company may purchase or redeem the Subordinated Notes using the proceeds from a Public Offering of Stock to the extent the gross proceeds from such Public Offering of Stock aggregate no less than $50,000,000 and are not otherwise required to be applied as a mandatory prepayment pursuant to subsection 2.4B(iii)(c), provided that (a) the Consolidated Leverage Ratio (calculated to give pro forma effect to any mandatory prepayment that will be made using the proceeds from such Public Offering of Stock) as of the last day of the Fiscal Quarter immediately preceding the date such proceeds are received is less than 3.5:1.00, (b) the excess of the Revolving Loan Commitment Amount over the Total Utilization of Revolving Loan Commitments on the date immediately proceeding the closing of such Public Offering of Stock is at least $15,000,000 and (c) Administrative Agent shall have received an Officer’s Certificate setting forth the calculation of the Consolidated Leverage Ratio required by the foregoing clause (a) and setting forth the availability of Revolving Loans as required by the foregoing clause (b).

7.6                               Financial Covenants.

A.            Minimum Fixed Charge Coverage Ratio.  Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending on any of the dates set forth below to be less than the correlative ratio indicated:

Minimum Fixed
Period Ending	Charge Coverage Ratio

September 30, 2006	1.30:1.00
December 31, 2006	1.30:1.00

March 31, 2007	1.30:1.00
June 30, 2007	1.30:1.00
September 30, 2007	1.30:1.00
December 31, 2007	1.30:1.00

March 31, 2008	1.30:1.00
June 30, 2008	1.30:1.00
September 30, 2008	1.35:1.00
December 31, 2008	1.35:1.00

March 31, 2009	1.35:1.00
June 30, 2009	1.35:1.00

September 30, 2009 and the last day of each Fiscal Quarter thereafter	1.40:1.00

B.            Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of each Fiscal Quarter ending on the dates set forth below to exceed the correlative ratio indicated:

Period Ending	Maximum Leverage Ratio
September 30, 2006	5.75:1.00
December 31, 2006	5.75:1.00

March 31, 2007	5.75:1.00
June 30, 2007	5.75:1.00
September 30, 2007	5.50:1.00
December 31, 2007	5.50:1.00

March 31, 2008	5.50:1.00
June 30, 2008	5.50:1.00
September 30, 2008	5.25:1.00
December 31, 2008	5.25:1.00

March 31, 2009	5.25:1.00
June 30, 2009	5.25:1.00
September 30, 2009	5.00:1.00
December 31, 2009	5.00:1.00

March 31, 2010	5.00:1.00
June 30, 2010	5.00:1.00
September 30, 2010	4.75:1.00
December 31, 2010	4.75:1.00

March 31, 2011	4.75:1.00
June 30, 2011	4.75:1.00
September 30, 2011	4.50:1.00
December 31, 2011	4.50:1.00

March 31, 2012	4.50:1.00
June 30, 2012	4.50:1.00

September 30, 2012 and the last day of each Fiscal Quarter thereafter	4.25:1.00

7.7                               Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)            (a) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor (or, in the case of a Foreign Subsidiary, to another Foreign Subsidiary); provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person; and (b) any Foreign Subsidiary may be merged with or into any other Foreign Subsidiary;

(ii)           Company and its Subsidiaries may sell, lease or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iii)          Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)          Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $15,000,000 (other than any permitted Asset Sale of Florists’ Transworld Delivery, Inc.’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois the value of which must not exceed $20,000,000); provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) 75% of the consideration received shall be cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) and subsection 2.4D;

(v)           in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi)          Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii)         any Person may be merged with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and subsection 6.9 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(viii)        Company or a Subsidiary may, in the ordinary course of business, liquidate Cash Equivalents;

(ix)                                Company and its Subsidiaries may sell or grant licenses to use Intellectual Property to the extent such licenses do not prohibit the licensor from using such Intellectual Property;

(x)                                   Company and its Subsidiaries may sell and lease back property in a transaction permitted by subsection 7.10;

(xi)                                Company and its Subsidiaries may settle accounts receivable owing to Company or any of its Subsidiaries in connection with the making of loans permitted by subsection 7.3(xv);

(xii)                             the Acquisition may occur in accordance with the terms and conditions of the Acquisition Agreement.

7.8                               Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of $17,500,000 (the “Maximum Consolidated Capital Expenditures Amount”); provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year; provided, further that in no event shall the amount of such increase exceed 50% of the Maximum Consolidated Capital Expenditures Amount for such previous Fiscal Year (prior to any adjustment in accordance with this proviso).

7.9                               Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, (A) in the case of any agreement or arrangement pursuant to which any Loan Party is obligated to pay any amounts to LGP (including any of its Affiliates other than Holdings), without the prior written consent of Administrative Agent, Syndication Agent and Requisite Lenders, and (B) in all other cases, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary fees and reimbursement of expenses paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) the transactions contemplated by this Agreement and the Related Agreements to occur on or after the Closing Date (including, without limitation, payment of principal and interest on the UK Loan Notes and consummation of the Put/Call Agreements), (iv) indemnification payments to officers or directors of Loan Parties, (v) payments or loans to employees which are approved by a majority of the Governing Body of Company or are made pursuant to agreements, arrangements or plans approved by a majority of the Governing Body of Company, (vi) any transaction as in effect as of the date hereof and set forth on Schedule 7.9, (vii) employment agreements of senior management of Company as in effect as of the date hereof or otherwise approved by the Governing Body of Company and (viii) any Restricted Junior Payment permitted by subsection 7.5.

7.10                        Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that (a) Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and (b) so long as no Event of Default has occurred and is continuing or shall be caused thereby, Florists’ Transworld Delivery, Inc. may sell, and become and remain liable as lessee with respect to a lease for, its headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois, so long as the Net Asset Sale Proceeds resulting therefrom are applied to prepay the Loans and/or reduce permanently the Revolving Loan Commitment Amount in an amount equal to such proceeds.

7.11                        Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.12                        Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness; Designation of Designated Senior Indebtedness.

A.                                    Amendments or Waivers of Certain Agreements.  Neither Company nor any of its Subsidiaries will agree to any amendment to, or waive any of its rights under, any Related Agreement (other than any agreement evidencing or governing any Subordinated Indebtedness) after the Closing Date if such amendment or waiver would be adverse to the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

B.                                    Amendments of Documents Relating to Subordinated Indebtedness.  Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or waive any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

C.                                    Designation of “Designated Senior Indebtedness.”  Company shall not designate any Indebtedness as “Designated Senior Indebtedness” (as defined in the Subordinated Note Indenture) for purposes of the Subordinated Note Indenture without the prior written consent of Requisite Lenders.

7.13                        Fiscal Year.

Company shall not change its Fiscal Year-end from June 30.

Section 8.                                          EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2                               Default in Other Agreements.

(i)                                     Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $4,000,000 or more or with an aggregate principal amount of $8,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)                                  breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (in each case only after the requisite giving or receiving of notice, lapse of time, both, or otherwise and provided such breach or default has not been waived); or

8.3                               Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)                                  an involuntary case shall be commenced against Holdings, Company or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     Holdings, Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)                                  Holdings, Company or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000, excluding amounts covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9                               Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its Material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate result in or might reasonably be expected to result in a Direct Liability of Company or any of its Subsidiaries in excess of $1,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and unfunded liabilities in respect of Foreign Plans, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which could reasonably be expected to result in a Direct Liability in excess of $1,500,000; or

8.11                        Change in Control.

A Change in Control shall have occurred; or

8.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13                        Conduct of Business By Holdings.

Holdings (i) engages in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party or (ii) owns any assets other than (a) the Capital Stock of Company and (b) Cash and Cash Equivalents in an amount not to exceed $5,000,000 at any one time for the purpose of paying general operating expenses of Holdings or (iii) has any Indebtedness or other liability in respect of Indebtedness or any material Contractual Obligation other than its obligations under the Holdings Guaranty or any of the Related Agreements; or

8.14                        Conduct of Business By Dormant Subsidiaries.

Any of the Dormant Subsidiaries (i) engages in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party (if any) or (ii) owns any assets (other than Renaissance Greeting Cards, Inc. in respect of the $1,650,000 subordinated note dated December 21, 2005 issued by Marian Heath Greeting Cards, LLC) or (iii) has any Indebtedness or other liability in respect of Indebtedness or any Contractual Obligation; or

8.15                        Failure to Prepay the initial loans drawn to fund the Acquisition Financing Requirements.

The Acquisition shall not be consummated in accordance with subsection 6.10 and the Company shall not have prepaid the Term Loans in accordance with subsection 2.4B(iii)(h); or

8.16                        Amendment of Certain Documents of Holdings.

Holdings shall agree to any material amendment to, or waive any of its material rights under, or otherwise change any material terms of the Holdings Certificate of Designations, as in effect on the Closing Date, in a manner adverse to Holdings or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent and Requisite Lenders:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9.                                          ADMINISTRATIVE AGENT

9.1                               Appointment.

A.                                    Appointment of Administrative Agent. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B.                                    Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.            Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                               Powers and Duties; General Immunity.

A.            Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.            No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C.            Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.            Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Successor Administrative Agent and Swing Line Lender.

A.            Successor Administrative Agent.  Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to, and, so long as no Event of Default has occurred and is continuing, the consent of, Company (which consent shall not be unreasonably withheld), to appoint a successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B.            Successor Swing Line Lender.  Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6                               Collateral Documents and Guaranties.

Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future first-tier Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder and (ii) appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement in its name and on its behalf, with the effect that Lenders each become a secured party thereunder.  With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7                               Duties of Other Agents.

To the extent any other Lender is identified in this Agreement as a “co-agent”, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all

Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)            to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)           to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.            MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.            General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.            Assignments.

(i)            Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loans or Letter of Credit participations shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii) and with respect to information requested under the Patriot Act, and (d) Administrative Agent, if no Event of Default has occurred and is continuing, Company, and, in the case of the assignment of Revolving Loans or Revolving Loan Commitments, Wells Fargo, if Wells Fargo is an Issuing Lender, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided that, (I) with respect to the Term Loans, no consent of Company or Administrative Agent shall be required in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender, (II) with respect to the Revolving Loans or any Revolving

Loan Commitment, no consent of Company shall be required in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender and (III) no consent of Company shall be required in connection with any assignment relating to the primary allocation or syndication of the Term Loans or Revolving Loans by Wells Fargo.  Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder).  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)           Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).  Notwithstanding the foregoing, in the case of an assignment to an Eligible Assignee, which is, immediately prior to such assignment, an Affiliate of the assigning Lender or an Approved Fund with respect to the assigning Lender, such assignment shall be effective between such assigning Lender and its Affiliate or Approved Fund (as the case may be) immediately without compliance with the conditions for assignment under this subsection 10.1B, but shall not be effective with respect to Company, Administrative Agent, any Issuing Lender or any Lender, and Company, Administrative Agent, each Issuing Lender and each Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until the conditions for assignment under this subsection 10.1B have been complied with.

(iii)          Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company agrees to not unreasonably withhold or delay giving its consent after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent).

(iv)          Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This subsection 10.1B(iv) may not be amended without the written consent of the SPC.  An SPC shall not be entitled to the benefits of subsection 2.7 unless it complies with subsection 2.7B(iii) as though it were a Lender.

C.            Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent.  A Participant shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

D.            Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Information.  Each Lender may furnish any information concerning Holdings, Company or any of Company’s Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.             Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby severally agrees, and each Lender that becomes a party hereto pursuant to an

Assignment Agreement shall be deemed to severally agree, (i) that it is an Eligible Assignee; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course of its business and without a present view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.2                        Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions reasonably requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 4.1K or 6.9A; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred by Administrative Agent in connection with the primary syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, employees, agents, trustees, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of (a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date or the date of any scheduled installment of principal of any Loan (excluding for the avoidance of doubt any mandatory prepayments required under this Agreement), (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following the application of increased interest pursuant to subsection 2.2E) excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee, (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date or extend the Revolving Loan Commitment Termination Date or (7) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; (b) each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Holdings Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 8.1, subsection 10.5 or this subsection 10.6.  In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note; (ii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender;

(iii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of  Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit; (iv) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent; (v) no amendment, modification, termination or waiver of any provision of subsection 2.4 that has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (v)) and (vi) no amount of a Commitment of a Lender shall be increased without the consent of such Lender.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7                        Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8                        Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders.  Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile or electronic mail document or signature.

10.9                        Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5. 10.18 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10                 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11                 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12                 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

10.14                 Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of any Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.15                 Applicable Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER OR THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND

OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18                 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19                 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its Affiliates and to its own and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement that is entitled to receive such information, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense.

10.20                 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This

Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FTD, INC.

By:	/S/ JON R. BURNEY
Name:	Jon R. Burney
Title:	Vice-President, General Counsel & Secretary

Notice Address:

3113 Woodcreek Drive
Downers Grove, DuPage County, Illinois 60515
Attention: Jon R. Burney
Facsimile: (630) 719 6183

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LENDERS:

WELLS FARGO BANK, N.A., individually as a Lender and as Administrative Agent, Syndication Agent and Documentation Agent

	By:	/s/ DAVID HEMENWAY
	Name:	David Hemenway
	Title:	Assistant Vice President

Notice Address:

201 Third Street, Eighth Floor, MAC A0187-081
San Francisco, California 94103
	Attention:	Vince Loomis
	Facsimile:	415-512-7059

Payment Instructions:

	Pay to:	Wells Fargo Bank, N.A.
	ABA:	121000248
	Address:	San Francisco, CA
	Acct. No.:	4518151378
	Payee Name:	SYNDIC/WFBCORP/FTD Inc.
	Ref:	FTD Inc.

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EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

Pursuant to that certain Credit Agreement dated as of July 28, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein, this represents Company’s request to borrow as follows:

1.             Date of borrowing:                            ,

2.             Amount of borrowing:  $

3.             Lender(s):

☐ a.        Lenders, in accordance with their applicable Pro Rata Shares

☐ b.        Swing Line Lender

4.             Type of Loans:

☐ a.        Term Loans

☐ b.        Revolving Loans

☐ c.        Swing Line Loan

5.             Interest rate option:

☐ a.        Base Rate Loan(s)

☐ b.        Eurodollar Rate Loans with an initial Interest Period of                 month(s)

The proceeds of such Loans are to be deposited [details of the Company’s account].

The undersigned officer, to the best of his or her knowledge and in his or her official (and not individual) capacity, and Company certify that:

(i)            The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth in this paragraph shall be disregarded for purposes of this condition;

(ii)           No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii)          Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	FTD, INC.

By:

Title:

EXHIBIT II

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Credit Agreement dated as of July 28, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein, this represents Company’s request to convert or continue Loans as follows:

1.                                       Date of conversion/continuation:                                         ,

2.                                       Amount of Loans being converted/continued:  $

3.                                       Type of Loans being converted/continued:

☐ a.                        Term Loans

☐ b.                       Revolving Loans

4.                                       Nature of conversion/continuation:

☐ a.                        Conversion of Base Rate Loans to Eurodollar Rate Loans

☐ b.                       Conversion of Eurodollar Rate Loans to Base Rate Loans

☐ c.                        Continuation of Eurodollar Rate Loans as such

5.                                       If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date:                      month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge and in his or her official (and not individual) capacity, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	FTD, INC.

By:

Title:

II-1

EXHIBIT III

[FORM OF REQUEST FOR ISSUANCE]

REQUEST FOR ISSUANCE

Pursuant to that certain Credit Agreement dated as of July 28, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein, this represents Company’s request for the issuance of a Letter of Credit by [Administrative Agent][name of other Lender] as follows:

1.                                       Issuing Lender:             [Administrative Agent]

[                                                          ]

2.                                       Date of issuance of Letter of Credit:                                  ,

3.                                       Type of Letter of Credit:

[  ] a.                      Commercial Letter of Credit

[  ] b.                     Standby Letter of Credit

4.                                       Face amount of Letter of Credit:  $

5.                                       Expiration date of Letter of Credit:                        ,

6.                                       Name and address of beneficiary:

7.                                       Attached hereto is:

☐                                    the verbatim text of such proposed Letter of Credit; or

☐                                    a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

The undersigned officer, to the best of his or her knowledge and in his or her official (and not individual) capacity, and Company certify that:

III-1

(i)                                     The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;  provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set in this paragraph shall be disregarded for purposes of this condition;

(ii)                                  No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii)                               Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

III-2

DATED:	FTD, INC.

By:

Title:

III-3

EXHIBIT IV

[FORM OF] TERM NOTE

FTD, INC.

$	New York, New York
July 28, 2006

FOR VALUE RECEIVED, FTD, INC., a Delaware corporation (“Company”), promises to pay to                    (“Payee”) or its registered assigns the principal amount of                        ($             ).  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of July 28, 2006 by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make, or any error in making, a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FTD, INC.

By:
Title:

EXHIBIT V

INTENTIONALLY DELETED

V-1

EXHIBIT VI

[FORM OF] REVOLVING NOTE

FTD, INC.

$	New York, New York
July 28, 2006

FOR VALUE RECEIVED, FTD, INC., a Delaware corporation (“Company”), promises to pay to           (“Payee”) or its registered assigns, the lesser of (x)             ($            ) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of July 28, 2006, by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make, or any error in making, a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FTD, INC.

By:
Title:

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT VII

[FORM OF] SWING LINE NOTE

FTD, INC.

$5,000,000	New York, New York
July 28, 2006

FOR VALUE RECEIVED, FTD, INC., a Delaware corporation (“Company”), promises to pay to Wells Fargo Bank, N.A. (“Payee”) or its registered assigns, the lesser of  (x) FIVE MILLION DOLLARS ($5,000,000) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of July 28, 2006, by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Swing Line Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

VII-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

VII-2

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FTD, INC.

By:
Title:

VII-3

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

VII-4

EXHIBIT VIII

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1)           We are the duly elected [Title] and [Title] of FTD, Inc., a Delaware corporation (“Company”);

(2)           We have reviewed the terms of that certain Credit Agreement dated as of July 28, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3)           The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:                   ]

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered by the undersigned in their official (and not individual) capacities this                 day of        ,       pursuant to subsection 6.1(v) of the Credit Agreement.

FTD, INC.

By:
Title:

By:
Title:

VIII-1

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

A.	Indebtedness

	1.	Purchase money or other Indebtedness secured by Liens permitted by subsection 7.2A(ii) plus Indebtedness in respect of Capital Leases permitted under subsection 7.1(iii):	$

	2.	Maximum permitted under subsection 7.1(iii):		$20,000,000

	3.	Indebtedness of Foreign Subsidiaries to Company or any Subsidiary Guarantor permitted under subsection 7.1(iv):	$

	4.	Maximum permitted under subsection 7.1(iv):		$20,000,000

	5.

Indebtedness assumed by Foreign Subsidiaries in connection with permitted acquisitions plus Indebtedness of the Person acquired in connection with any such acquisition that becomes a Foreign Subsidiary, each as permitted under subsection 7.1(ix):

			$

	6.	Maximum permitted under subsection 7.1(ix):		$10,000,000

	7.	Other Indebtedness of Company and its Subsidiaries permitted under subsection 7.1(x):	$

	8.	Maximum permitted under subsection 7.1(x):		$20,000,000

	9.	Portion of Indebtedness permitted under subsection 7.1(x) incurred by Company’s Domestic Subsidiaries:	$

	10.	Maximum permitted under subsection 7.1(x):		$10,000,000

B.	Liens

	1.	Indebtedness secured by Liens on assets of a Person that becomes a Subsidiary permitted under subsection 7.2A(iii):	$

	2.	Maximum permitted under subsection 7.2A(iii):		$5,000,000

	3.	Indebtedness secured by other Liens permitted under subsection 7.2A(v):	$

	4.	Maximum permitted under subsection 7.2A(v):		$10,000,000

VIII-2

C.	Investments

	1.

Fair market value of Investments made by Company and its Domestic Subsidiaries consisting of acquired assets (including Capital Stock) during the current Fiscal Year permitted under subsection 7.3(vii):

			$

	2.	Maximum permitted under subsection 7.3(vii):		$30,000,000

	3.

Aggregate fair market value of all Investments made by Company and its Domestic Subsidiaries consisting of acquired assets (including Capital Stock) permitted under subsection 7.3(vii) (the sum of all amounts currently and previously reported in C.1):

			$

	4.	Maximum permitted under subsection 7.3(vii):		$80,000,000

	5.	Fair market value of Investments made by Foreign Subsidiaries consisting of acquired assets (including Capital Stock) during the current Fiscal Year permitted under subsection 7.3(viii):	$

	6.	Maximum permitted under subsection 7.3(viii):		$15,000,000

	7.

Aggregate fair market value of all Investments made by Foreign Subsidiaries consisting of acquired assets (including Capital Stock) permitted under subsection 7.3(viii) (the sum of all amounts currently and previously reported in C.5):

			$

	8.	Maximum permitted under subsection 7.3(viii):		$40,000,000

	9.

Since the Closing Date, Investments in Foreign Subsidiaries permitted under subsection 7.3(ix), including the amount of all Contingent Obligations of Company permitted under subsections 7.4(viii) and (ix):

			$

	10.	Maximum Investments and Contingent Obligations permitted under subsection 7.3(ix):		$(1)

	11.	Other Investments by Company and its Domestic Subsidiaries permitted under subsection 7.3(x):	$

	12.	Maximum permitted under subsection 7.3(x):		$10,000,000

	13.	Investments during the current Fiscal Year by Company in respect of obligations of employees in connection with the payment of income taxes on employee owned stock permitted under subsection 7.3(xi):	$

	14.	Maximum permitted under subsection 7.3(xi):		$1,000,000

(1)    The maximum Investments and Contingent Obligations permitted under subsection 7.3(ix) of the Credit Agreement is $10,000,000 plus the amount of all loans or advances permitted under subsection 7.1(iv) of the Credit Agreement.

VIII-3

	15.	Investments by Company and its Subsidiaries consisting of loans (financing equipment sold) or equipment leases to customers permitted under subsection 7.3(xiv):	$

	16.	Maximum permitted under subsection 7.3(xiv):		$40,000,000

	17.	Investments by Company and its Subsidiaries consisting of loans to customers in settlement of accounts receivable permitted under subsection 7.3(xv):	$

	18.	Maximum permitted under subsection 7.3(xv):		$15,000,000

D.	Contingent Obligations

	1.	Other Contingent Obligations permitted under subsection 7.4(ix):	$

	2.	Maximum permitted under subsection 7.4(ix):		$5,000,000

E.	Restricted Junior Payments

	1.	Restricted Junior Payments made to Holdings for administrative costs and expenses permitted under subsection 7.5(iii)(a):	$

	2.	Maximum permitted under subsection 7.5(iii)(a):		$3,000,000

	3.

Since the Closing Date, the sum of Restricted Junior Payments made (i) to repurchase Capital Stock of employees and certain other persons upon death, disability or termination and (ii) in lieu of issuing fractional shares, permitted under subsections 7.5(iii)(c) and (d):

			$

	4.	Maximum permitted under subsections 7.5(iii)(c) and (d):		$7,500,000

	5.	Restricted Junior Payments for other repurchases of Capital Stock of Holdings permitted under subsection 7.5(iii)(e):	$

	6.	Maximum permitted under subsection 7.5(iii)(e):		$30,000,000

F.	Minimum Fixed Charge Coverage Ratio(for the four-Fiscal Quarter period ending , )

	1.	Consolidated Net Income:	$

	2.	Consolidated Interest Expense:(2)	$

	3.	Provisions for taxes based on income:	$

(2)    The amounts referenced in items F.2 through F.10 should only be included to the extent deducted in determining Consolidated Net Income.

VIII-4

	4.	Total depreciation expense:	$

	5.	Total amortization expense:	$

	6.	Transaction Costs:	$

	7.	Management or employee retention or incentive payments under Company’s cliff bonus plan:	$

	8.	Foreign currency translation or transaction gains or losses:	$

	9.	All extraordinary, unusual or non-recurring losses, charges or expenses (minus any extraordinary, unusual or non-recurring gains):	$

	10.	Other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period):	$

	11.	Non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period):	$

	12.	Consolidated EBITDA (1+2+3+4+5+6+7+8+9+10+11-12):	$

	13.	Consolidated Interest Expense (F.2 above):	$

	14.	Interest expense not payable in cash:	$

	15.	Consolidated Cash Interest Expense (13-14):	$

	16.	Scheduled principal payments:	$

	17.	Taxes based on income and paid in cash:	$

	18.	Consolidated Fixed Charges (15+16+17):	$

	19.	Fixed Charge Coverage Ratio (12):(18):		:1.00

	20.	Minimum ratio required under subsection 7.6A:		:1.00

G.	Maximum Leverage Ratio (as of , )

	1.	Consolidated Total Debt:	$

	2.	Consolidated EBITDA:	$

	3.	Leverage Ratio (1):(2):		:1.00

	4.	Maximum ratio permitted under subsection 7.6B:		:1.00

VIII-5

H.	Fundamental Changes

	1.	Aggregate fair market value of assets sold in any one or more Asset Sales in the current Fiscal Year in one or more transactions permitted under subsection 7.7(iv):	$

	2.	Maximum permitted under subsection 7.7(iv):		$15,000,000(3)

I.	Consolidated Capital Expenditures

	1.	Consolidated Capital Expenditures for current Fiscal Year:	$

	2.	Consolidated Capital Expenditures for prior Fiscal Year:	$

	3.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.8 for prior Fiscal Year without regard to any carryover amount:		$17,500,000

	4.	Excess of permitted amount of Consolidated Capital Expenditures for prior Fiscal Year over Consolidated Capital Expenditures in prior Fiscal Year (3–2):	$

	5.	Maximum amount of unused permitted Consolidated Capital Expenditures that can be carried forward from prior Fiscal Year (50% of 3):	$

	6.	Permitted carryover amount of Consolidated Capital Expenditures from prior Fiscal Year (smaller of (4) or (5)):	$

	7.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.8 for Fiscal Year without regard to carryover amount:	$

	8.	Maximum permitted under subsection 7.8 (6+7):	$

J.	Consolidated Excess Cash Flow (for the Fiscal Year ended )

	1.	Consolidated EBITDA:	$

	2.	Consolidated Current Assets at beginning of Fiscal Year:	$

	3.	Consolidated Current Liabilities at beginning of Fiscal Year:	$

	4.	Consolidated Working Capital at beginning of Fiscal Year (2–3) (may be negative number):	$

	5.	Consolidated Current Assets at end of Fiscal Year:	$

	6.	Consolidated Current Liabilities at end of Fiscal Year:	$

	7.	Consolidated Working Capital at end of Fiscal Year (5–6) (may be a negative number):	$

(3)    Other than any permitted Asset Sale of Florists’ Transworld Delivery, Inc.’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois the value of which must not exceed $20,000,000.

VIII-6

8.	Consolidated Working Capital Adjustment (4–7) (may be a negative number):	$

9.

Voluntary and scheduled repayments of Consolidated Total Debt (excluding voluntary repayments of the Loans and scheduled repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments):

$

10.	Consolidated Capital Expenditures (net of any proceeds of any related financings, other than the proceeds of Revolving Loans or Swing Line Loans, with respect to such expenditures):	$

11.	Consolidated Cash Interest Expense (F.4 above):	$

12.	Taxes based on income and paid in cash (F.6 above):	$

13.	To the extent expensed in a prior Fiscal Year, the amount, if any, of cliff bonus payments made during such Fiscal Year:	$

14.	Restricted Junior Payments permitted by subsection 7.5:	$

15.	Other cash expenses incurred during such period to the extent added back in determining Consolidated EBITDA:	$

16.	Cash consideration paid in connection with Investments permitted pursuant to subsection 7.3(vii) or subsection 7.3(viii):	$

17.	Consolidated Excess Cash Flow ((1+8) – (9+10+11+12+13+14+15+16)):	$

VIII-7

EXHIBIT IX

[FORMS OF OPINIONS OF COUNSEL TO LOAN PARTIES]

[see attached]

IX-1

EXHIBIT X

INTENTIONALLY DELETED

X-1

EXHIBIT XI

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund (1)]

3.	Borrower:	FTD, Inc., a Delaware corporation (“Company”)

4.	Administrative Agent:	Wells Fargo Bank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement	The $225,000,000 Credit Agreement dated as of July 28, 2006 among Company, the lenders listed therein as Lenders (“Lenders”), Administrative Agent, and the other agents parties thereto

(1)    Select as applicable.

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Revolving Loan Commitment	$	$		%
Term Loan	$	$		%

Effective Date:                                , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WELLS FARGO BANK, N.A.,
as Administrative Agent

By:
Title:

By:
Title:

[Consented to:]

FTD, INC.

By:
Title:

(2)    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to:]
[WELLS FARGO BANK, N.A.,
as Issuing Lender]

By:
Title:

By:
Title:

ANNEX 1

FTD, INC.
$225,000,000 CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

XI-ANNEX 1-1

3.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

XI-ANNEX 1-2

EXHIBIT XII

[FORM OF] SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of July 28, 2006 (the “Credit Agreement”), by and among FTD, Inc., a Delaware corporation, as borrower (“Company”), the lenders listed therein as Lenders (“Lenders”), Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein.  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Solvency Certificate is being delivered pursuant to subsection 4.1O of the Credit Agreement.  The undersigned is the [Vice President Finance] of Company and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Company, and not individually, as follows:

1.             I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.             I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.             Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:

a.             The “fair value” and “present fair saleable value” of the assets of Company exceeds:  (x) the total liabilities of Company (including its probable liability in respect of contingent and unliquidated liabilities and its unmatured liabilities), and (y) the amount required to pay such liabilities as they become absolute and matured in the normal course of business.

b.             Company has the ability to pay its debts and liabilities (including its probable liability in respect of contingent and unliquidated liabilities and its unmatured liabilities) as they become absolute and matured in the normal course of business.

c.             Company does not have an unreasonably small amount of capital with which to conduct its business after giving due consideration to the industry in which it is engaged.

d.             Company has not executed the Loan Documents or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

In computing the amount of such contingent and unliquidated liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts

XII-1

and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

For the purpose of the above analysis, the values of Company’s assets have been computed by considering Company as a going concern entity.  References to “Company” in this paragraph 3 shall mean and refer to Company and the Subsidiary Guarantors on a consolidated basis.

I understand that Administrative Agent and Lenders are relying on this Solvency Certificate in extending credit to Company pursuant to the Credit Agreement.

XII-2

The undersigned has executed this Solvency Certificate, in [his] [her] capacity as an officer of Company and not individually, as of the 28th day of July, 2006.

Name:
Title:

XII-3

EXHIBIT XIII

[FORM OF] SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY is entered into as of July 28, 2006, by the undersigned (each a “Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of WELLS FARGO BANK, N.A., as agent for and representative of (in such capacity herein called “Guarantied Party”) the lenders (“Lenders”) party to the Credit Agreement referred to below and any Swap Counterparties (as hereinafter defined), and in favor of and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS.

A.            FTD, Inc., a Delaware corporation (“Company”), has entered into that certain Credit Agreement dated as of July 28, 2006, with Lenders, Guarantied Party, as Administrative Agent for Lenders, and the other agents listed therein (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

B.            Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements, Currency Agreements or other swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

C.            Guarantied Party, Lenders and each Swap Counterparty for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as “Beneficiaries”.

D.            A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

E.             It is a condition precedent to the making of Loans under the Credit Agreement (other than the initial Term Loans to be made on the Closing Date) that Company’s obligations thereunder be guarantied by Guarantors.

F.             Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

XIII-1

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Swap Counterparties to enter into the Lender Swap Agreements, Guarantors hereby agree as follows:

1.             Guaranty.              (a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Lender Swap Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

XIII-2

(b)           Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c)           Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2.             Guaranty Absolute; Continuing Guaranty.  The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that:  (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Swap Agreements and the obligations of any other guarantor of obligations of Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid.  This Guaranty is a continuing guaranty and shall be binding upon each

XIII-3

Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3.             Actions by Beneficiaries.  Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Lender Swap Agreements.

4.             No Discharge.  This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay

XIII-4

to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5.             Waivers.  Each Guarantor waives, for the benefit of Beneficiaries:  (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of  any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) except as expressly provided in the Loan Documents, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6.             Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations.  Until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with cash or a letter of credit, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have

XIII-5

against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations.  Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, shall be held for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7.             Expenses.  Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including reasonable fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8.             Financial Condition of Company.  No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9.             Representations and Warranties.  Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

XIII-6

10.          Covenants.  Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding and not collateralized by cash or a letter of credit, or any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, such Guarantor will, unless Requisite Obligees (as such term is defined in Section 17(a)) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries, if any, to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

11.          Set Off.  In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12.          Discharge of Guaranty Upon Sale of Guarantor.  If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition not prohibited by the Credit Agreement or otherwise consented to by Requisite Obligees (as such term is defined in Section 17(a)), such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to, and Guarantied Party shall, execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in subsection 10.14 of the Credit Agreement.

13.          Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14.          Miscellaneous.  It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or the Lender Swap Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries.  Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

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In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY.  Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE

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ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY.  In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

15.          Additional Guarantors.  The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty.  A form of such a counterpart is attached as Exhibit A.  Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder.  This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

16.          Counterparts; Effectiveness.  This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guaranteed Party of written or telephonic notification of such execution and authorization of delivery thereof.

17.          Guarantied Party as Agent.

(a)           Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders and, by acceptance of any of the benefits hereunder, each Swap Counterparty.  Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation, expiration or collateralization with cash or a letter of credit of all Letters of Credit

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and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b)           Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement.  Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty.  Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty.  After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

18.          Notice of Lender Swap Agreements.  Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each Guarantor and Guarantied Party, solely for the purposes of the waiver of the right to jury trial contained in Section 14, have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FTD.COM INC.

By:
Title:
Address:

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:
Title:
Address:

XIII-S-1

WELLS FARGO BANK, N.A., as Administrative Agent, as Guarantied Party

By:
Title:
Address:

XIII-S-2

EXHIBITA

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

This COUNTERPART (this “Counterpart”), dated               , 20    , is delivered pursuant to Section 15 of the Guaranty referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of July 28, 2006 (as it may be from time to time amended, modified or supplemented, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Wells Fargo Bank, N.A., as Guarantied Party.  The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 15 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of                                , 20     .

[NAME OF ADDITIONAL GUARANTOR]

By:
Title:
Address:

XIII-Exhibit A-1

EXHIBIT XIV

[FORM OF] SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of July 28, 2006, and entered into by and among FTD, INC., a Delaware corporation (“Company”), FTD GROUP, INC., a Delaware corporation (“Holdings”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”) and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 21 hereof (each of Company, Holdings, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”) and WELLS FARGO BANK, N.A., as Administrative Agent for and representative of (in such capacity herein called “Secured Party”) the Beneficiaries (as hereinafter defined).

PRELIMINARY STATEMENTS

A.            Pursuant to the Credit Agreement dated as of July 28, 2006 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; the terms defined therein and not otherwise defined in Section 32 or elsewhere herein being used herein as therein defined), by and among Company, the lenders listed therein as Lenders, Wells Fargo Bank, N.A., as Administrative Agent (in such capacity, “Administrative Agent”), and the other agents listed therein, Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

B.            Company may from time to time enter, or may from time to time have entered, into one or more Lender Swap Agreements with one or more Swap Counterparties in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be secured hereunder.

C.            Holdings has executed and delivered the Holdings Guaranty, and Subsidiary Grantors have executed and delivered the Subsidiary Guaranty, in each case in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Holdings and each Subsidiary Grantor have guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and all obligations of Company under the Lender Swap Agreements.

D.            It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to make Loans and other extensions of

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credit under the Credit Agreement and to induce Swap Counterparties to enter into the Lender Swap Agreements, each Grantor hereby agrees with Secured Party as follows:

SECTION 1.                                               Grant of Security.

Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor’s right, title and interest in and to all of the personal property of such Grantor, in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired, wherever the same may be located and whether or not subject to the Uniform Commercial Code as it exists on the date of this Agreement, or as it may hereafter be amended in the State of New York (the “UCC”), including all Assigned Agreements and the following (the “Collateral”):

(a)           all Accounts;

(b)           all Chattel Paper;

(c)           all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(d)           all Documents;

(e)           all General Intangibles, including all intellectual property, Payment Intangibles and Software;

(f)            all Goods, including Inventory, Equipment and Fixtures;

(g)           all Instruments;

(h)           all Investment Property;

(i)            all Letter-of-Credit Rights and other Supporting Obligations;

(j)            all Records;

(k)           all Commercial Tort Claims, including those set forth on Schedule 1 annexed hereto; and

(l)            all Proceeds and Accessions with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s rights or interests in or under, (a) any license, contract, permit, Instrument, Security or

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franchise to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, Instrument, Security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, Instrument, Security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, or (b)  any property or asset hereafter acquired by any Grantor that is subject to a Lien permitted to be incurred pursuant to the Credit Agreement solely to the extent that the documents evidencing such Lien prohibit the grant of a security interest in or Lien on such property or asset; provided that, upon such property or asset no longer being subject to such Lien or prohibition, such property or asset shall (without any act or delivery by any Person) constitute Collateral hereunder.

Notwithstanding anything herein to the contrary, the Collateral shall not include any equity interests issued by a Person if such Person is a controlled foreign corporation (used hereinafter as such term is defined in Section 957(a) or any successor provision of the Internal Revenue Code), in excess of the amount of such equity interests possessing up to but not exceeding 66% of the voting power of all classes of such equity interests entitled to vote of such Person.

SECTION 2.                                               Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor.  “Secured Obligations” means:

(a)           with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Lender Swap Agreement;

(b)           with respect to each Subsidiary Grantor and Additional Grantor, all obligations and liabilities of every nature of such Subsidiary Grantor now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty; and

(c)           with respect to Holdings, all obligations and liabilities of every nature of Holdings now or hereafter existing under or arising out of or in connection with the Holdings Guaranty;

in each case together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, payments for early termination of Lender Swap Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that

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are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or Swap Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement (including, without limitation, interest and other amounts that, but for the filing of a petition in bankruptcy with respect to Company or any other Grantor, would accrue on such obligations, whether or not a claim is allowed against Company or such Grantor for such amounts in the related bankruptcy proceeding).

SECTION 3.                                               Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.                                               Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)           Ownership of Collateral.  Except as expressly permitted by the Credit Agreement, such Grantor owns its interests in the Collateral free and clear of any Lien and no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, in the PTO (to such Grantor’s knowledge) or in the Copyright Office, except for which proper terminations have been delivered to Secured Party for filing.

(b)           Perfection.  The security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations.  Upon (i) the filing of UCC financing statements naming each Grantor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 2 annexed hereto, (ii) in the case of the Securities Collateral consisting of certificated Securities or evidenced by Instruments, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated Securities and delivery of such Instruments to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral, in addition to the filing of such UCC financing statements, the recordation of a Grant with the PTO or with the Copyright Office, as applicable, (iv) in the case of Equipment that is covered by a certificate of title, to the extent requested by Secured Party, the filing with the registrar of motor vehicles or other appropriate authority in the applicable jurisdiction of an application requesting the notation of the security interest created hereunder on

XIV-4

such certificate of title, and (v), in the case of any Deposit Account and any Investment Property constituting a Security Entitlement, Securities Account, Commodity Contract or Commodity Account, to the extent requested by Secured Party, the execution and delivery to Secured Party of an agreement providing for control by Secured Party thereof, the security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties will constitute perfected security interests therein prior to all other Liens (except for Permitted Encumbrances and Liens permitted by subsection 7.2(A) of the Credit Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interests have been, or promptly after the Closing Date will be, duly made or taken.

(c)           Office Locations; Type and Jurisdiction of Organization; Locations of Equipment and Inventory.  As of the Closing Date or, in the case of an Additional Grantor, the date of the applicable Counterpart, the office where such Grantor keeps its Records regarding the Accounts and all Intellectual Property and all originals of all Chattel Paper that evidence Accounts are located at the locations set forth on Schedule 3 annexed hereto; such Grantor’s name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on Schedule 3 annexed hereto.  All of the Equipment and Inventory is, as of the date hereof, or in the case of an Additional Grantor, the date of the applicable Counterpart, located at the places set forth on Schedule 4 annexed hereto, except for Inventory which, in the ordinary course of business, is in transit either (i) from a supplier to a Grantor, (ii) between the locations set forth on Schedule 4 annexed hereto, or (iii) to customers of a Grantor.

(d)           Reserved.

(e)           Delivery of Certain Collateral.  As of the Closing Date, all certificates or Instruments (excluding checks) evidencing, comprising or representing the Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(f)            Securities Collateral.  All of the Pledged Subsidiary Equity set forth on Schedule 6 annexed hereto has been duly authorized and validly issued and is fully paid and non-assessable; all of the Pledged Subsidiary Debt set forth on Schedule 7 annexed hereto has been duly authorized and is the legally valid and binding obligation of the issuers thereof and is not in default; there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Subsidiary Equity, other than the Put/Call Agreements; Schedule 6 annexed hereto sets forth all of the Equity Interests and the Pledged Equity owned by each Grantor, and the percentage ownership in each issuer thereof, on the date hereof; and Schedule 7 annexed hereto sets forth all of the Pledged Debt in existence on the date hereof.

(g)           Intellectual Property Collateral.  As of the Closing Date, a true and complete list of all material Trademark Registrations and applications for any material Trademark owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on Schedule 8 annexed hereto; as of the Closing Date, a true and

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complete list of all material Patents owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on Schedule 9 annexed hereto; as of the Closing Date, a true and complete list of all material Copyright Registrations and applications for Copyright Registrations held (whether pursuant to a license or otherwise) by such Grantor, in whole or in part, is set forth on Schedule 10 annexed hereto; and after reasonable inquiry, such Grantor is not aware of any pending or threatened claim by any third party that any of the Intellectual Property Collateral owned, held or used by such Grantor is invalid or unenforceable that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(h)           Deposit Accounts, Security Accounts, Commodity Accounts.  Schedule 11 annexed hereto lists all Deposit Accounts, Security Accounts and Commodity Accounts owned by each Grantor as of the Closing Date  and indicates the institution or intermediary at which the account is held and the account number.

(i)            Chattel Paper.  As of the date hereof, such Grantor has no interest in any Chattel Paper, except as set forth in Schedule 12 annexed hereto.

(j)            Letter-of-Credit Rights.  As of the date hereof, such Grantor has no interest in any Letter-of-Credit Rights, except as set forth on Schedule 13 annexed hereto.

(k)           Documents.  As of the date hereof, no negotiable Documents are outstanding with respect to any of the Inventory, except as set forth on Schedule 14 annexed hereto.

(l)            Assigned Agreements.  As of the date hereof, to the applicable Grantor’s knowledge, each Assigned Agreement is in full force and effect and is enforceable against the parties thereto in accordance with its terms.

(m)          Motor Vehicles. As of the date hereof, such Grantor owns no motor vehicles.

SECTION 5.                                               Further Assurances.

(a)           Generally.  Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor will:  (i) (A) notify Secured Party in writing of receipt by such Grantor of any interest in Chattel Paper (other than Chattel Paper received by such Grantor in connection with the making of loans (financing equipment sold) or equipment leases to customers permitted by subsection 7.3(xiv) of the Credit Agreement), (B) at the reasonable request of Secured Party, notify Secured Party in writing of receipt by such Grantor of any interest in Chattel Paper received in connection with the making of loans (financing equipment sold) or equipment leases to customers permitted by subsection 7.3(xiv) of the Credit Agreement and (C) at the reasonable request of Secured Party, mark conspicuously each item of Chattel Paper, with a legend, in form and substance

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reasonably satisfactory to Secured Party, indicating that such Chattel Paper is subject to the security interest granted hereby, (ii) deliver to Secured Party all promissory notes and other Instruments with a principal amount in excess of $100,000 and, at the reasonable request of Secured Party, all original counterparts of Chattel Paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) (A) execute (if necessary) and file such financing or continuation statements, or amendments thereto, (B) at the reasonable request of Secured Party, execute and deliver, and cause to be executed and delivered, agreements establishing that Secured Party has control of electronic Chattel Paper, Deposit Accounts, Investment Property and Letter-of-Credit Rights of such Grantor and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (v) promptly after the acquisition by such Grantor of any item of Equipment with a value in excess of $100,000 that is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (vi) within 30 days after the end of each calendar quarter, deliver to Secured Party copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby, (vii) at any reasonable time, upon request and reasonable prior notice by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, (viii) at Secured Party’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Secured Party’s security interest in all or any material part of the Collateral, and (ix) at Secured Party’s reasonable request, use commercially reasonable efforts to obtain any necessary consents of third parties to the creation and perfection of a security interest in favor of Secured Party with respect to any Collateral.  Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” of such Grantor) without the signature of any Grantor.

(b)           Securities Collateral.  Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (i) all certificates or Instruments with a principal amount in excess of $100,000 representing or evidencing the Securities Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party and (ii) it will, upon obtaining any additional Equity Interests or Indebtedness, promptly (and in any event within ten Business Days) deliver to Secured Party a Pledge Supplement, duly executed by such Grantor, in respect of such additional Pledged Equity or Pledged Debt; provided, that the failure of any Grantor to execute a Pledge Supplement with respect to any additional Pledged Equity or Pledged Debt shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of

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Secured Party hereunder with respect thereto.  Upon each such acquisition, the representations and warranties contained in
Section 4(f) hereof shall be deemed to have been made by such Grantor as to such Pledged Equity or Pledged Debt, whether or not such Pledge Supplement is delivered.

(c)           Intellectual Property Collateral.  Without limiting the generality of the foregoing Section 5(a), if any Grantor shall hereafter obtain rights to any new Intellectual Property Collateral or become entitled to the benefit of (i) any Patent or any reissue, division, continuation, renewal, extension or continuation-in-part of any Patent or any improvement of any Patent or (ii) any Copyright Registration, application for Copyright Registration or renewals or extension of any Copyright, then in any such case, the provisions of this Agreement shall automatically apply thereto.  At least quarterly, within 20 Business Days after the end of each calendar quarter, each Grantor shall notify Secured Party in writing of any of the foregoing rights acquired by such Grantor after the date hereof and of any Trademark Registrations issued or application for a Trademark Registration made, any Patent issued or application for a Patent made, and any Copyright Registrations issued or application for Copyright Registration made, in any such case, after the date hereof.  At least quarterly, within 20 Business Days after the end of each calendar quarter, each Grantor shall execute and deliver to Secured Party an IP Supplement, and submit a Grant for recordation with respect thereto in the PTO or Copyright Office, as applicable; provided, the failure of any Grantor to execute an IP Supplement or submit a Grant for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.  Upon delivery to Secured Party of an IP Supplement, Schedules 8, 9 and 10 annexed hereto and Schedule A to each Grant, as applicable, shall be deemed modified to include reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on Schedule A to such IP Supplement.  Upon each such acquisition, the representations and warranties contained in Section 4(g) hereof shall be deemed to have been made by such Grantor as to such Intellectual Property Collateral, whether or not such IP Supplement is delivered.

(d)           Commercial Tort Claims.  Grantors have no Commercial Tort Claims as of the date hereof, except as set forth on Schedule 1 annexed hereto.  In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claims, such Grantor shall promptly notify Secured Party thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement by which such Commercial Tort Claim shall constitute part of the Collateral.

SECTION 6.                                               Certain Covenants of Grantors.

Each Grantor shall:

(a)           not use or knowingly permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b)           give Secured Party at least 10 days’ prior written notice of (i) any change in such Grantor’s name, identity or corporate structure and (ii) any reincorporation,

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reorganization or other action that results in a change of the jurisdiction of organization of such Grantor;

(c)           if Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes;

(d)           keep correct and accurate (in all material respects) Records of Collateral at the locations described in Schedule 3 annexed hereto;

(e)           permit representatives of Secured Party at any time upon reasonable prior notice during normal business hours to inspect and make abstracts from such Records, and each Grantor agrees to render to Secured Party, at Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto;

(f)            not permit any Person other than Secured Party or such Grantor to have possession or control of any Chattel Paper; and

(g)           not enter into any Control Agreement covering any Collateral with any Person unless such Control Agreement is in favor of Secured Party.

SECTION 7.                                               Special Covenants With Respect to Equipment and Inventory.

Each Grantor shall:

(a)           if any Inventory is in possession or control of any of such Grantor’s agents or processors, if the aggregate book value of all such Inventory exceeds $250,000, and in any event upon the occurrence of an Event of Default and at the written request of Secured Party, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party;

(b)           if any Inventory is located on premises leased by such Grantor, at the written request of Secured Party, use commercially reasonable efforts to deliver to Secured Party a fully executed Collateral Access Agreement; and

(c)           promptly upon the issuance and delivery to such Grantor of any negotiable Document with a value in excess of $100,000, deliver such Document to Secured Party.

SECTION 8.                                               Special Covenants with respect to Accounts and Assigned Agreements.

(a)           Each Grantor shall, for not less than two years from the date on which each Account of such Grantor arose, maintain (i) complete Records of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

(b)           Except as otherwise provided in this subsection (b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts.  In connection with such collections, each Grantor may take (and, at Secured Party’s direction, shall take) such action as such Grantor or Secured Party may deem necessary

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or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Secured Party, (ii) notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party, (iii) enforce collection of any such Accounts at the expense of Grantors, and (iv) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (A) all amounts and proceeds (including checks and other Instruments) received by such Grantor in respect of the Accounts shall be received for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17 hereof, and (B) such Grantor shall not, without the written consent of Secured Party, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon except to the extent not prohibited by the terms of the Credit Agreement.

(c)           Each Grantor shall at its expense:

(i)            if consistent with sound business practices, perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, and take all such action to such end as may be from time to time requested by Secured Party; and

(ii)           upon request of Secured Party, (A) furnish to Secured Party, promptly upon receipt thereof, copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements and from time to time such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) make to the parties to such Assigned Agreements such demands and requests for information and reports or for action as such Grantor is entitled to make under the Assigned Agreements.

(d)           Upon the occurrence and during the continuance of an Event of Default, no Grantor shall (i) cancel or terminate any of the Assigned Agreements or consent to or accept any cancellation or termination thereof; (ii) amend or otherwise modify the Assigned Agreements or give any consent, waiver or approval thereunder that could reasonably be expected to materially impair the interest or rights of Secured Party; (iii) waive any default under or breach of the Assigned Agreements; (iv) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreements, except as expressly provided therein; or (v) take any other action in connection with the Assigned

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Agreements that could reasonably be expected to materially impair the value of the interest or rights of such Grantor thereunder or that could reasonably be expected to materially impair the interest or rights of Secured Party.

SECTION 9.                                               Special Covenants With Respect to the Securities Collateral.

(a)           Form of Securities Collateral.  Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations.  If any Securities Collateral is not a security pursuant to Section 8-103 of the UCC, no Grantor shall take any action that, under such Section, converts such Securities Collateral into a security without causing the issuer thereof to issue to it certificates or instruments evidencing such Securities Collateral, which it shall promptly deliver to Secured Party as provided in this Section 9(a).

(b)           Covenants.  Each Grantor shall (i) not, except as expressly permitted by the Credit Agreement, permit any issuer of Pledged Subsidiary Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding Equity Interests of any other constituent corporation; provided that, if the surviving or resulting Person upon any such merger or consolidation is a controlled foreign corporation, then such Grantor shall only be required to pledge outstanding Equity Interests of such surviving or resulting Person possessing up to but not exceeding 66% of the voting power of all classes of Equity Interests of such issuer entitled to vote; (ii) cause each issuer of Pledged Subsidiary Equity not to issue Equity Interests in addition to or in substitution for the Pledged Subsidiary Equity issued by such issuer, except to such Grantor; (iii) immediately upon its acquisition (directly or indirectly) of any Equity Interests, including additional Equity Interests in each issuer of Pledged Equity, comply with Section 5(b); provided that, notwithstanding anything contained in this clause (iii) to the contrary, such Grantor shall only be required to pledge the outstanding Equity Interests of a controlled foreign corporation possessing up to but not exceeding 66% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; (iv) immediately upon issuance of any and all Instruments or other evidences of additional Indebtedness from time to time owed to such Grantor by any obligor on the Pledged Debt, comply with Sections 5(a) and (b); (v) promptly deliver to Secured Party all written notices received by it with respect to the Securities Collateral; (vi) at its expense (A) perform and comply in all material respects with all terms and provisions of any agreement related to the Securities Collateral required to be performed or complied with by it, (B) maintain all such agreements in full force and effect and (C) enforce all such agreements in accordance with their terms; and (vii), at the request of Secured Party, promptly execute and deliver to Secured Party an agreement providing for control by Secured Party of all Securities Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of such Grantor.

(c)           Voting and Distributions.  So long as no Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if Secured Party shall have notified such

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Grantor that, in Secured Party’s reasonable judgment, such action would have a material adverse effect on the value of the Securities Collateral or any part thereof; and (ii) each Grantor shall be entitled to receive and retain any and all dividends, other distributions and interest paid in respect of the Securities Collateral.

Upon the occurrence and during the continuation of an Event of Default, (x) upon written notice from Secured Party to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) except as otherwise specified in the Credit Agreement, all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, other distributions and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsements).

In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations, the cure of such Event of Default or waiver thereof as evidenced by a writing executed by Secured Party.

SECTION 10.                                             Special Covenants With Respect to the Intellectual Property Collateral.

(a)           Each Grantor shall:

(i)            use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could reasonably be expected to impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property Collateral acquired under such contracts;

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(ii)           use commercially reasonable efforts to protect the secrecy of all trade secrets that constitute Intellectual Property Collateral, including, without limitation, where appropriate entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(iii)          use proper statutory notice in connection with its use of any of the Intellectual Property Collateral and products and services covered by the Intellectual Property Collateral; and

(iv)          use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks.

(b)           Except as otherwise provided in this Section 10, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof.  In connection with such collections, each Grantor may take such action as such Grantor may reasonably deem necessary or advisable to enforce collection of such amounts; provided, Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by any Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence and upon the occurrence and during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and Instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(c)           Each Grantor shall have the duty diligently, through counsel reasonably acceptable to such Grantor and Secured Party, to prosecute, file and/or make, unless and until such Grantor, in its commercially reasonable judgment, decides otherwise, (i) any application for registration relating to any of the Intellectual Property Collateral owned, held or used by such Grantor and set forth on Schedules 8, 9 or 10 annexed hereto, as applicable, that is pending as of the date of this Agreement, (ii) any Copyright Registration on any existing or future unregistered but copyrightable works (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) any application on any future patentable but unpatented innovation or invention comprising Intellectual Property Collateral, and (iv) any Trademark opposition and cancellation proceedings, renew Trademark Registrations and Copyright Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all

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Intellectual Property Collateral.  Any expenses incurred in connection therewith shall be borne solely by Grantors.

(d)           Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral.  Each Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the PTO, the Copyright Office or any federal, state, local or foreign court) or regarding such Grantor’s ownership, right to use, or interest in any Intellectual Property Collateral material to such Grantor’s business.  Each Grantor shall provide to Secured Party any information with respect thereto reasonably requested by Secured Party and of which such Grantor has knowledge.

(e)           In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default, hereby grants to Secured Party the nonexclusive right and license to use all Trademarks, tradenames, Copyrights, Patents or technical processes included within the Intellectual Property Collateral owned or used by such Grantor that relate to the Collateral, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral.  This right shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor.  If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to such licensee, such Grantor and Secured Party pursuant to which (i) Secured Party shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of Secured Party and the other terms of this Agreement.

(f)            The parties hereto acknowledge and agree that, subject to the other terms and provisions of this Agreement and of the Credit Agreement, including Secured Party’s rights upon the occurrence and during the continuance of an Event of Default, the grant of a security interest in each Grantor’s Intellectual Property contained herein shall not diminish such Grantor’s exclusive right and license to use, or grant to other Persons licenses or sublicenses in, such Intellectual Property, except to the extent such actions by any Grantor would inhibit or prevent Secured Party from enforcing its rights hereunder or under the Credit Agreement.

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SECTION 11.                                        Collateral Account.

Secured Party is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of Secured Party, a restricted Deposit Account designated as “FTD, Inc. Collateral Account” (the “Collateral Account”).  All amounts at any time held in the Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Beneficiaries, as collateral security for the Secured Obligations upon the terms and conditions set forth herein.  Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Collateral Account.  Notwithstanding the foregoing, amounts deposited by Company into the Collateral Account pursuant to subsection 3.3E of the Credit Agreement shall be released to Company upon satisfaction of the conditions specified in such subsection.  Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Government Authority, as may now or hereafter be in effect.  All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party.  Each Grantor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit.  Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement.  To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms.  Subject to Secured Party’s rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in the Collateral Account.

SECTION 12.                                        Secured Party Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints Secured Party as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)           upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Secured Party pursuant to the Credit Agreement;

(b)           upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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(c)           upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and (b) above;

(d)           upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of Secured Party with respect to any of the Collateral;

(e)           to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand;

(f)            upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g)           upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Grantors’ expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 13.                                        Secured Party May Perform.

If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 18(b) hereof.

SECTION 14.                                        Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

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SECTION 15.                                        Remedies.

(a)           Generally.  If any Event of Default shall have occurred and be continuing, Secured Party may, subject to Section 20 hereof,  exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party or any Lender and provide instructions directing the disposition of funds in Deposit Accounts not maintained with Secured Party or any Lender and (vii) provide entitlement orders with respect to Security Entitlements and other Investment Property constituting a part of the Collateral and, without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Securities Collateral.  To the extent permitted by law, Secured Party or any Lender or Swap Counterparty may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Swap Counterparties (but not any Lender or Swap Counterparty in its individual capacity unless Requisite Obligees shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not

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offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 15 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b)           Securities Collateral.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If Secured Party determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Securities Collateral to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Securities Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(c)           Collateral Account.  If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Company is required to pay to Secured Party an amount (the “Aggregate Available Amount”) equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account.  In the event a Letter of Credit is denominated in a currency other than Dollars, the portion of the Aggregate Available Amount related to such Letter of Credit shall be calculated based upon the applicable Exchange Rate for such currency as of the applicable date of determination.  If for any reason the aggregate amount delivered by Company for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Company shall be apportioned among all outstanding Letters of Credit for purposes of this Section in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the “Maximum Available Amount”) to the Aggregate Available Amount.  Upon any drawing under any outstanding Letter

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of Credit in respect of which Company has deposited in the Collateral Account an amount described above, Secured Party shall apply the amount apportioned to such Letter of Credit to reimburse the Issuing Lender for the amount of such drawing.  In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 17 hereof, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Company has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations in such order as Secured Party shall elect, and fourth, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.

SECTION 16.                                        Additional Remedies for Intellectual Property Collateral.

(a)           Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Secured Party or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the reasonable request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in subsections 10.2 and 10.3 of the Credit Agreement and Section 18 hereof, as applicable, in connection with the exercise of its rights under this Section 16, and, to the extent that Secured Party shall elect not to bring suit to enforce any such Intellectual Property Collateral as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, which, in such Grantor’s reasonable judgment are necessary to prevent the infringement of any of the Intellectual Property Collateral material to such Grantor’s business by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Secured Party, each Grantor shall execute and deliver to Secured Party an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Secured Party, each Grantor shall make available to Secured Party, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ as Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party’s behalf

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and to be compensated by Secured Party at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

(b)           If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Secured Party of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Secured Party shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party’s security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

SECTION 17.                                        Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in the Credit Agreement.

SECTION 18.                                        Indemnity and Expenses.

(a)           Grantors jointly and severally agree to indemnify Secured Party, each Lender and each Swap Counterparty from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s or such Lender’s or Swap Counterparty’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)           Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses in accordance with subsection 10.2 of the Credit Agreement.

(c)           The obligations of Grantors in this Section 18 shall (i) survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Lender Swap Agreements, the Credit Agreement and the other Loan Documents and (ii), as to any Grantor that is a party to a Guaranty, be subject to the provisions of Section 1(b) thereof.

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SECTION 19.                                        Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)           This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the collateralization thereof with cash or a letter of credit), (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party, each of the Lenders and the Swap Counterparties and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Swap Counterparty may assign or otherwise transfer any Lender Swap Agreement to which it is a party to any other Person in accordance with the terms of such Lender Swap Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Swap Counterparties herein or otherwise.

(b)           Upon the payment in full of all Secured Obligations (other than contingent obligations as to which no claim has been made), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the collateralization thereof with cash or a letter of credit), the security interest granted hereby (other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Grantors.  Upon any such termination Secured Party will, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.  In addition, upon the proposed sale or other disposition of any Collateral by a Grantor in accordance with, or not prohibited by, the Credit Agreement for which such Grantor desires a security interest release from Secured Party, such a release may be obtained pursuant to the provisions of subsection 10.14 of the Credit Agreement.

SECTION 20.                                        Secured Party as Agent.

(a)           Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Swap Counterparties.  Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 15 hereof in accordance with the instructions of Requisite Obligees.  In furtherance of the foregoing provisions of this Section 20(a), each Swap Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Swap Counterparty that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Swap Counterparties in accordance with the terms of this Section 20(a).

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(b)           Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement.  Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement.  Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute (if necessary) and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

(c)           Secured Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Secured Party from a Grantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

SECTION 21.                                        Additional Grantors.

The initial Grantors hereunder shall be Company, Holdings and such of the Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, additional Subsidiaries of Company may become Additional Grantors, by executing a Counterpart.  Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 22.                                        Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any

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such amendment or modification, by Grantors; provided this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 21 hereof and Grantors hereby waive any requirement of notice of or consent to any such amendment.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 23.                                        Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 24.                                        Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 25.                                        Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 26.                                        Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 27.                                        Governing Law; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC

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PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.  The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 28.                                        Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 23 HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 28 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 29.                                        Waiver of Jury Trial.

GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH GRANTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR GRANTORS AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GRANTORS AND SECURED PARTY HAVE ALREADY RELIED ON THIS

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WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH GRANTOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 29 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 30.                                        Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 31.               Security Agreement To Govern Grants.

Each Grantor and Secured Party hereby acknowledge and agree that the rights, obligations and remedies of each Grantor and Secured Party set forth in this Agreement with respect any Intellectual Property Collateral shall be applicable to each Grant (and any supplement thereof) executed by any Grantor as if the terms and provisions of this Agreement were incorporated into each such Grant (and any supplement thereof).

SECTION 32.                                        Definitions.

(a)           Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in Articles 1, 8 or 9 of the UCC.

(b)           In addition, the following terms used in this Agreement shall have the following meanings:

“Additional Grantor” means a Subsidiary of Company that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

“Assigned Agreements” means, with respect to any Grantor, the agreements set forth on Schedule 15 annexed hereto, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time, including, without limitation, (a) all rights of such Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (b) all rights of such Grantor to receive proceeds of any Supporting Obligations with respect to the Assigned Agreements, (c) all claims of such Grantor for damages arising out of any breach of or

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default under the Assigned Agreements, and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

“Beneficiary” means Administrative Agent, each Lender and each Swap Counterparty.

“Collateral” has the meaning set forth in Section 1 hereof.

“Copyright Office” means the United States Copyright Office or any successor or substitute office in which it is necessary or, in the reasonable opinion of Secured Party, advisable to record a Grant in order to create or perfect Liens on Copyrights, Copyright Registrations and Copyright Rights.

“Copyrights” means all items under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on Schedule 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Registrations” means all copyright registrations issued to any Grantor and applications for copyright registration that have been or may hereafter be issued or assigned to a Grantor or applied for by a Grantor thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on Schedule 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Rights” means all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of any Grantor or in the name of Secured Party or Lenders for past, present and future infringements of such Copyrights and any such rights.

“Counterpart” means a counterpart to this Agreement entered into by a Subsidiary of Company pursuant to Section 21 hereof.

“Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Equity Interests” means all shares of stock, partnership interests, interests in Joint Ventures, limited liability company interests and all other equity interests in a Person, whether such stock or interests are classified as Investment Property or General Intangibles under the UCC.

“Event of Default” means any Event of Default as defined in the Credit Agreement or, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation, expiration or collateralization with cash or a letter of credit of all Letters of Credit and the termination of the Commitments, the occurrence of an Early

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Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Lender Swap Agreement.

“Grant” means a Grant of Trademark Security Interest, substantially in the form of Exhibit I annexed hereto, and a Grant of Patent Security Interest, substantially in the form of Exhibit II annexed hereto, and a Grant of Copyright Security Interest, substantially in the form of Exhibit III annexed hereto.

“Intellectual Property Collateral” means, with respect to any Grantor all right, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) of such Grantor in and to all:

(a)           Copyrights, Copyright Registrations and Copyright Rights, including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits),

(b)           Patents;

(c)           Trademarks, Trademark Registrations, the Trademark Rights and goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith; and

(d)           all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information.

“IP Supplement” means an IP Supplement, substantially in the form of Exhibit V annexed hereto.

“Lender Swap Agreement” means an Interest Rate Agreement, Currency Agreement or other swap agreement between Company or a Subsidiary of Company and a Swap Counterparty.

“Patents” means all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by a Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule 9 annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

XIV-27

“Pledged Debt” means the Indebtedness from time to time owed to a Grantor, including the Indebtedness set forth on Schedule 7 annexed hereto and issued by the obligors named therein, the Instruments and certificates evidencing such Indebtedness and all interest, cash or other property received, receivable or otherwise distributed in respect of or exchanged therefor.

“Pledged Equity” means all Equity Interests now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 6 annexed hereto, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor.

“Pledged Subsidiary Debt” means Pledged Debt owed to a Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, of which such Grantor is a direct or indirect Subsidiary or that controls, is controlled by or under common control with such Grantor.

“Pledged Subsidiary Equity” means Pledged Equity in a Person that is, or becomes a direct Subsidiary of a Grantor.

“Pledge Supplement” means a Pledge Supplement, in substantially the form of Exhibit IV annexed hereto, in respect of the additional Pledged Equity or Pledged Debt pledged pursuant to this Agreement.

“Requisite Obligees” means either (i) Requisite Lenders or (ii), after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation, expiration or collateralization with cash or a letter of credit of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements.

“Secured Obligations” has the meaning set forth in Section 2 hereof.

“Securities Collateral” means, with respect to any Grantor, the Pledged Equity, the Pledged Debt and any other Investment Property in which such Grantor has an interest.

“Swap Counterparty” means a Person that enters into a swap agreement with Company or a Subsidiary and is a Lender or an Affiliate of a Lender at the time such agreement is entered into.

“Trademarks” means all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used by a Grantor, in its business (including, without limitation, the trademarks specifically set forth on Schedule 10 annexed hereto).

XIV-28

“Trademark Registrations” means all registrations that have been or may hereafter be issued or assigned to a Grantor or applied for by a Grantor thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications set forth on Schedule 10 annexed hereto).

“Trademark Rights” means all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries.

“UCC” means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

 [Remainder of page intentionally left blank]

XIV-29

IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOLDINGS:
FTD GROUP, INC.

By:
Name:
Title:

Notice Address:

11111 Santa Monica Blvd., Suite 2000
Los Angeles, California 90025
Attention:
Facsimile:

XIV-S-1

FTD, INC.

By:
Name:
Title:

Notice Address:

3113 Woodcreek Drive
Downers Grover, DuPage County, Illinois 60515
Attention:
Facsimile:

XIV-S-2

SUBSIDIARY GRANTORS:

FTD.COM INC.

By:
Name:
Title:

Notice Address:

3113 Woodcreek Drive
Downers Grove, DuPage County, Illinois 60515
Attention:
Facsimile:

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:
Name:
Title:

Notice Address:

3113 Woodcreek Drive
Downers Grove, DuPage County, Illinois 60515
Attention:
Facsimile:

XIV-S-3

WELLS FARGO BANK, N.A., as Administrative Agent, as Secured Party

By:
Name:
Title:

Notice Address:

201 Third Street, Eighth Floor, MAC A0187-081
San Francisco, California 94103
Attention:
Facsimile:

XIV-S-4

SCHEDULE A
TO
SECURITY AGREEMENT

Name	Notice Address for each Grantor

XIV-Schedule A-1

SCHEDULE 1
TO
SECURITY AGREEMENT

Commercial Tort Claims

XIV-Schedule 1-1

SCHEDULE 2
TO
SECURITY AGREEMENT

Filing Offices

Grantor	Filing Offices

XIV-Schedule 2-1

SCHEDULE 3
TO
SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Name of Grantor	Type of Organization	Office Locations	Jurisdiction of Organization	Organization Number

XIV-Schedule 3-1

SCHEDULE 4
TO
SECURITY AGREEMENT

Locations of Equipment and Inventory

Name of Grantor	Locations of Equipment and Inventory

XIV-Schedule 4-1

SCHEDULE 5
TO
SECURITY AGREEMENT

[Reserved]

XIV-Schedule 5-1

SCHEDULE 6
TO
SECURITY AGREEMENT

Equity Issuer	Class of Equity	Equity Certificate Nos.	Par Value	Amount of Equity Interests	Percentage of Outstanding Equity Pledged

XIV-Schedule 6-1

SCHEDULE 7
TO
SECURITY AGREEMENT

Debt Issuer	Amount of Indebtedness

XIV-Schedule 7-1

SCHEDULE 8
TO
SECURITY AGREEMENT

U.S. Trademarks:

Registered Owner	Trademark Description	Registration Number	Registration Date

Foreign Trademarks:

Registered Owner	Trademark Description	Registration Number	Registration Date

XIV-Schedule 8-1

SCHEDULE 9
TO
SECURITY AGREEMENT

U.S. Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

U.S. Patents Pending:

Date Filed	Application Number	Title	Inventor(s)

Foreign Patents Issued:

Country	Patent No.	Issue Date	Title	Inventor(s)

Foreign Patents Pending:

Country	Applicant’s Name	Date Filed	Application Number	Title	Inventor(s)

XIV-Schedule 9-1

SCHEDULE 10
TO
SECURITY AGREEMENT

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Foreign Copyright Registrations:

Country	Title	Registration No.	Date of Issue

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Pending Foreign Copyright Registration Applications:

Country	Title	Appl. No.	Date of Application

XIV-Schedule 10-1

SCHEDULE 11
TO
SECURITY AGREEMENT

Deposit Accounts, Security Accounts, Commodity Accounts

Type of Account	Depository Bank or Securities Intermediary	Address of Depository Bank or Securities Intermediary	Account Number

XIV-Schedule 11-1

SCHEDULE 12
TO
SECURITY AGREEMENT

Chattel Paper

XIV-Schedule 12-1

SCHEDULE 13
TO
SECURITY AGREEMENT

Letter-of-Credit Rights

XIV-Schedule 13-1

SCHEDULE 14
TO
SECURITY AGREEMENT

Documents

XIV-Schedule 14-1

SCHEDULE 15
TO
SECURITY AGREEMENT

Assigned Agreements

XIV-Schedule 15-1

EXHIBIT I TO
SECURITY AGREEMENT

[FORM OF GRANT OF TRADEMARK SECURITY INTEREST]

GRANT OF TRADEMARK SECURITY INTEREST

WHEREAS, [NAME OF GRANTOR], a                          corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

WHEREAS, FTD, Inc., a Delaware corporation (“Company”), has entered into a Credit Agreement dated as of July 28, 2006 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), with the lenders named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), Wells Fargo Bank, N.A., as Administrative Agent for the Lenders (in such capacity, “Secured Party”), and the other agents listed therein pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

[Insert if Grantor is a Subsidiary:] [WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of July 28, 2006 (said Subsidiary Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”), in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

WHEREAS, pursuant to the terms of a Security Agreement dated as of July 28, 2006 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor has created in favor of Secured Party a security interest in, and Secured Party  has become a secured creditor with respect to, the Trademark Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of

XIV-I-1

Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Trademark Collateral”):

(i)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks set forth on Schedule A annexed hereto) (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications set forth on Schedule A annexed hereto), all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries, and all goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith; and

(ii)           all proceeds, products, rents and profits of or from any and all of the foregoing Trademark Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Trademark Collateral.  For purposes of this Grant of Trademark Security Interest, the term “proceeds” includes whatever is receivable or received when Trademark Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of such Grantor’s rights or interests in the Trademark Collateral to the extent that such a grant would, under the terms of any agreement related to the Trademark Collateral to which Grantor is a party (including any license ) result in a breach of the terms of, or constitute a default under, such agreement (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Trademark Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

In the event that any asset of a Grantor is excluded from the Trademark Collateral by virtue of the foregoing paragraph, Grantor agrees to use all commercially reasonable efforts to obtain all requisite consents to enable such Grantor to provide a security interest in such asset pursuant hereto as promptly as practicable.

Grantor does hereby further acknowledge and affirm that the rights, obligations and remedies of Secured Party with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

XIV-I-2

[The remainder of this page is intentionally left blank.]

XIV-I-3

IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the     day of               ,             .

[NAME OF GRANTOR]

By:
Name:
Title:

XIV-I-4

SCHEDULE A
TO
GRANT OF TRADEMARK SECURITY INTEREST

Owner	Trademark Description	Registration/ Appl. Number	Registration/ Appl. Date

XIV-I-A-1

EXHIBIT II TO
SECURITY AGREEMENT

[FORM OF GRANT OF PATENT SECURITY INTEREST]

GRANT OF PATENT SECURITY INTEREST

WHEREAS, [NAME OF GRANTOR], a                         corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

WHEREAS, FTD, Inc., a Delaware corporation (“Company”), has entered into a Credit Agreement dated as of July 28, 2006 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), with the lenders named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), Wells Fargo Bank, N.A., as Administrative Agent for the Lenders (in such capacity, “Secured Party”), and the other agents listed therein, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

[Insert if Grantor is a Subsidiary:] [WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of July 28, 2006 (said Subsidiary Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”), in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

WHEREAS, pursuant to the terms of a Security Agreement dated as of July 28, 2006 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Patent Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of

XIV-II-1

Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Patent Collateral”):

(i)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule A annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof; and

(ii)           all proceeds, products, rents and profits of or from any and all of the foregoing Patent Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Patent Collateral.  For purposes of this Grant of Patent Security Interest, the term “proceeds” includes whatever is receivable or received when Patent Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of such Grantor’s rights or interests in the Patent Collateral to the extent that such a grant would, under the terms of any agreement related to the Patent Collateral to which Grantor is a party (including any license ) result in a breach of the terms of, or constitute a default under, such agreement (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Patent Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

In the event that any asset of a Grantor is excluded from the Patent Collateral by virtue of the foregoing paragraph, Grantor agrees to use all commercially reasonable efforts to obtain all requisite consents to enable such Grantor to provide a security interest in such asset pursuant hereto as promptly as practicable.

Grantor does hereby further acknowledge and affirm that the rights, obligations and remedies of Secured Party with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[The remainder of this page intentionally left blank.]

XIV-II-2

IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the        day of                     ,          .

[NAME OF GRANTOR]

By:
Name:
Title:

XIV-II-3

SCHEDULE A
TO
GRANT OF PATENT SECURITY INTEREST

Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

Patents Pending:

Applicant’s Name	Date Filed	Application Number	Invention	Inventor(s)

XIV-II-A-1

EXHIBIT III TO
SECURITY AGREEMENT

[FORM OF GRANT OF COPYRIGHT SECURITY INTEREST]

GRANT OF COPYRIGHT SECURITY INTEREST

WHEREAS, [NAME OF GRANTOR], a                      corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Copyright Collateral (as defined below); and

WHEREAS, FTD, Inc., a Delaware corporation (“Company”), has entered into a Credit Agreement dated as of July 28, 2006 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), with the lenders named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), Wells Fargo Bank, N.A., as Administrative Agent for the Lenders (in such capacity, “Secured Party”), and the other agents listed therein pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

[Insert if Grantor is a Subsidiary:] [WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of July 28, 2006 (said Subsidiary Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”), in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

WHEREAS, pursuant to the terms of a Security Agreement dated as of July 28, 2006 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Copyright Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of

XIV-III-1

Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Copyright Collateral”):

(i)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time) (collectively, the “Copyrights”), all copyright registrations issued to Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time) (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of Grantor), authored (as a work for hire for the benefit of Grantor), or acquired by Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right (but not the obligation) to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of such Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and Copyright Rights; and

(ii)           all proceeds, products, rents and profits of or from any and all of the foregoing Copyright Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Copyright Collateral.  For purposes of this Grant of Copyright Security Interest, the term “proceeds” includes whatever is receivable or received when Copyright Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Notwithstanding anything herein to the contrary, in no event shall the Copyright Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of such Grantor’s rights or interests in the Copyright Collateral to the extent that such a grant would, under the terms of any agreement related to the Copyright Collateral to which Grantor is a party (including any license ) result in a breach of the terms of, or constitute a default under, such agreement (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles

XIV-III-2

of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Copyright Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

In the event that any asset of a Grantor is excluded from the Copyright Collateral by virtue of the foregoing paragraph, Grantor agrees to use all commercially reasonable efforts to obtain all requisite consents to enable such Grantor to provide a security interest in such asset pursuant hereto as promptly as practicable.

Grantor does hereby further acknowledge and affirm that the rights, obligations and remedies of Secured Party with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

XIV-III-3

IN WITNESS WHEREOF, Grantor has caused this Grant of Copyright Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the       day of                    ,            .

[NAME OF GRANTOR]

By:
Name:
Title:

XIV-III-4

SCHEDULE A
TO
GRANT OF COPYRIGHT SECURITY INTEREST

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Foreign Copyright Registrations:

Country	Title	Registration No.	Date of Issue

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Pending Foreign Copyright Registration Applications:

Country	Title	Appl. No.	Date of Application

XIV-III-A-1

EXHIBIT IV TO
SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This Pledge Supplement, dated as of                                     , is delivered pursuant to the Security Agreement, dated as of July 28, 2006, between                                   , a                            (“Grantor”), the other Grantors named therein, and Wells Fargo Bank, N.A., as Secured Party (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”).  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby agrees that the [Pledged Equity] [Pledged Debt] set forth on Schedule A annexed hereto shall be deemed to be part of the [Pledged Equity] [Pledged Debt] and shall become part of the Securities Collateral and shall secure all Secured Obligations.

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of                                 .

[GRANTOR]

By:
Title:

XIV-IV-1

SCHEDULE A
TO
PLEDGE SUPPLEMENT

XIV-IV-A-1

EXHIBIT V TO
SECURITY AGREEMENT

IP SUPPLEMENT

This IP SUPPLEMENT, dated as of              , is delivered pursuant to and supplements (i) the Security Agreement, dated as of July 28, 2006 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among [FTD, Inc.], [Insert Name of Grantor] (“Grantor”), the other grantors named therein, and Wells Fargo Bank, N.A., as Secured Party, and (ii) the [Grant of Trademark Security Interest] [Grant of Patent Security Interest] [Grant of Copyright Security Interest] dated as of                          ,           (the “Grant”) executed by Grantor.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Grant.

Grantor grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] set forth on Schedule A annexed hereto.  All such [Trademark Collateral] [Patent Collateral] [Copyright Collateral] shall be deemed to be part of the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] and shall be hereafter subject to each of the terms and conditions of the Security Agreement and the Grant.

IN WITNESS WHEREOF, Grantor has caused this IP Supplement to be duly executed and delivered by its duly authorized officer as of                               .

[GRANTOR]

By:
Title:

XIV-V-1

EXHIBIT VI TO
SECURITY AGREEMENT

[FORM OF COUNTERPART]

COUNTERPART (this “Counterpart”), dated as of                , is delivered pursuant to Section 21 of the Security Agreement referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Security Agreement, dated as of July 28, 2006 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time being the “Security Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among [FTD, Inc.], [Insert Name of Grantor] (“Grantor”), the other Grantors named therein, and Wells Fargo Bank, N.A., as Secured Party.  The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 21 thereof and agrees to be bound by all of the terms thereof.  Without limiting the generality of the foregoing, the undersigned hereby:

(i)            authorizes the Secured Party to add the information set forth on the Schedules to this Agreement to the correlative Schedules attached to the Security Agreement;(1)

(ii)           agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii)          makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned as of the date hereof.

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

(1)                                  The Schedules to the Counterpart should include copies of all Schedules that identify collateral to be granted by the Additional Grantor.

XIV-VI-1

EXHIBIT XV

[FORM OF] HOLDINGS GUARANTY

This HOLDINGS GUARANTY is entered into as of July 28, 2006, by the undersigned (the “Guarantor”), in favor of and for the benefit of WELLS FARGO BANK, N.A.,  as agent for and representative of (in such capacity herein called “Guarantied Party”) the lenders (“Lenders”) party to the Credit Agreement referred to below and any Swap Counterparties (as hereinafter defined), and in favor of and for the benefit of the Beneficiaries (as hereinafter defined).

RECITALS.

A.            FTD, Inc., a Delaware corporation (“Company”), has entered into that certain Credit Agreement dated as of July 28, 2006, with Lenders and Guarantied Party, as Administrative Agent for Lenders (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

B.            Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements, Currency Agreements and other swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

C.            Guarantied Party, Lenders and each Swap Counterparty for which Guarantied Party has received the notice required by Section 16 hereof  are sometimes referred to herein as “Beneficiaries”.

D.            Company is a wholly owned Subsidiary of Guarantor and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantor (which benefits are hereby acknowledged).

E.             It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company’s obligations thereunder be guarantied by Guarantor.

F.             Guarantor is willing irrevocably and unconditionally to guaranty such obligations of Company.

1.             Guaranty.  (a) In order to induce Lenders to extend credit to Company pursuant to the Credit Agreement and Swap Counterparties to enter into the Lender Swap Agreements, Guarantor irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Lender Swap Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b)           Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(b), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties.  Accordingly, in the event any payment or distribution is made on any date by Guarantor under this Guaranty or a guarantor under a Related Guaranty, Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2.             Guaranty Absolute; Continuing Guaranty.  The obligations of Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations.  In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees that:  (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Swap Agreements and the obligations of any other guarantor of the obligations of Company and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) Guarantor’s payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guarantied Obligations that has not been paid.  This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns, and Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3.             Actions by Beneficiaries.  Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Lender Swap Agreements.

4.             No Discharge.  This Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them:  (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guarantied Obligations.

5.             Waivers.  Guarantor waives, for the benefit of Beneficiaries:  (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of  any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) except as expressly provided in the Loan Documents, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6.             Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with cash or a letter of credit, Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution Guarantor may have against any other guarantor of any of the Guarantied Obligations.  Guarantor further agrees that, to the extent the agreement to withhold exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Company or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to Guarantor collected or received by Guarantor after an Event of Default has occurred and is continuing, and any amount paid to Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, shall be held for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7.             Expenses.  Guarantor agrees to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including reasonable fees, costs of settlement and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantor under the provisions of any other Loan Document.

8.             Financial Condition of Company.  No Beneficiary shall have any obligation, and Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with Guarantor its assessment, or Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company.  Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Swap Agreements, and Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9.             Representations and Warranties.  Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10.          Covenants.  Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding and not collateralized with cash or a letter of credit, or any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, Guarantor will, unless Requisite Obligees (as that term is defined in Section 15) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause Guarantor and such Subsidiaries to perform or observe.

11.          Set Off.  In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to Guarantor and any other property of Guarantor held by a Beneficiary to or for the credit or the account of Guarantor against and on account of the Guarantied Obligations and liabilities of Guarantor to any Beneficiary under this Guaranty.

12.          Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantor.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

13.          Miscellaneous.  It is not necessary for Beneficiaries to inquire into the capacity or powers of Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or the Lender Swap Agreements or any agreement between Guarantor and one or more Beneficiaries or between Company and one or more Beneficiaries.  Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTOR, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY.  Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Guarantor at its address set forth below its signature hereto, such service being acknowledged by Guarantor to be sufficient for personal jurisdiction in any action against Guarantor in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against Guarantor in the courts of any other jurisdiction.

GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT

CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY.  In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

14.          Counterparts.  This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.

15.          Guarantied Party as Agent.

(a)           Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders and, by acceptance of any of the benefits hereunder, each Swap Counterparty.  Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation, expiration or collateralization with cash or a letter of credit of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b)           Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement.  Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor

Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty.  Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty.  After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

16.          Notice of Lender Swap Agreements.  Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, Guarantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Guarantor and, solely for purposes of the waiver of the right to jury trial contained in Section 13, Guarantied Party have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FTD GROUP, INC.

By:
Name:
Title:

Address:

WELLS FARGO BANK, N.A., as Administrative Agent, as Guarantied Party

By:
Name:
Title:

Address:

XV-S-1

EXHIBIT XVI

[FORM OF NOTICE OF PREPAYMENT]

NOTICE OF PREPAYMENT

Pursuant to that certain Credit Agreement dated as of July 28, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FTD, Inc., a Delaware corporation (“Company”), the lenders listed therein as Lenders, Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other agents listed therein, this represents Company’s notice of prepayment as follows:

1.               Date of Notice:                                  , 20

2.               Type of Prepayment/Reduction/Termination:

☐  a.                     Voluntary Prepayment of:

☐ i.             Swing Line Loan

☐ ii.            Term Loan

☐ iii.           Revolving Loan

☐  b.                    Voluntary Reduction/Termination of Revolving Loan Commitments

☐  c.                     Mandatory Prepayment and/or Reduction of Revolving Loan Commitments(1) (specify the circumstance requiring said prepayment and/or reduction by checking the appropriate box below):

☐ i.         Receipt of Net Asset Sale Proceeds (check one of the options below)

☐ 1.                        Prepayment/Reduction of Revolving Loan Commitments with Net Asset Sale Proceeds that will not be reinvested

☐ 2.                        Prepayment of Revolving Loans pending reinvestment of Net Asset Sale Proceeds

☐ ii.        Receipt of Net Insurance/Condemnation Proceeds

☐ iii.       Receipt of Net Securities Proceeds from the issuance of equity securities

☐ iv.       Receipt of Net Securities Proceeds from the issuance of indebtedness

(1)                                  Mandatory prepayments or reductions in Revolving Loan Commitments shall be applied as specified in subsections 2.4B(iv) and 2.4D of the Credit Agreement.

XVI-1

☐ v.          Consolidated Excess Cash Flow

3.               Amount of prepayment/reduction of Revolving Loan Commitments (as applicable):

☐ a.	Voluntary/Mandatory Prepayment:(2)	$

☐ b.	Reduction/Termination of Revolving Loan Commitments:(3)	$

4.               If applicable, specify desired application of voluntary prepayment:(4)

5.               Date of prepayment or date voluntary reduction/termination of Revolving Loan Commitments will take effect:                       , 20

6.               Attached hereto is (if applicable):

☐            a.     Officer’s Certificate setting forth (x) the portion of any Net Asset Sale Proceeds that Company or any Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company or its Subsidiaries and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonable request.

☐            b.     Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to a mandatory prepayment and/or reduction in Revolving Loan Commitments.

(2)                                  This option should be selected for all voluntary and mandatory prepayments of the Loans.

(3)                                  This option should be selected only if a voluntary termination or reduction of the Revolving Loan Commitments is the subject of this notice.

(4)                                  Irrespective of any application specified by Company, voluntary prepayments shall first be applied as specified in subsection 2.4B(iv)(a) of the Credit Agreement.

XVI-2

IN WITNESS WHEREOF, the undersigned authorized officer of Company has executed this notice as of the date set forth above.

FTD, INC.

By:
Name:
Title:

XVI-3

EXHIBIT XVII

[FORM OF MORTGAGE]

This space reserved for Recorder’s use only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING (                  )

by and from

“Mortgagor”

to

WELLS FARGO BANK, N.A., as Administrative Agent

“Mortgagee”

Dated as of                      , 200

Location:
Municipality:
County:
State:
Tax ID Nos.:

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN

PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071-2899

Attention:  Warren C. Jacob, Esq.

File 918,120-335

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING (ILLINOIS)

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (                        ) (this “Mortgage”) is dated as of                 , 200   and from                                            , a                                           (“Mortgagor”), whose address is                                                                             to WELLS FARGO BANK, N.A., as Administrative Agent (“Mortgagee”), having an address at 201 Third Street, Eighth Floor, MAC  A0187-081, San Francisco, California  94103, as administrative agent for Lenders.

ARTICLE 1

DEFINITIONS

Section 1.1.           Definitions.  All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated as July 28, 2006 entered into by and among FTD, INC., a Delaware corporation, as borrower, (“Borrower”), certain Subsidiaries of Borrower including Mortgagor, as Subsidiary Guarantors, THE FINANCIAL INSTITUTIONS PARTY FROM TIME TO TIME TO THE CREDIT AGREEMENT (each individually referred to therein as a “Lender” and collectively as “Lenders”), WELLS FARGO BANK, N.A., as syndication agent for Lenders, WELLS FARGO BANK, N.A., as documentation agent for Lenders, and WELLS FARGO BANK, N.A., as administrative agent for Lenders (as amended, supplemented, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”).  As used herein, the following terms shall have the following meanings:

(a)           “Indebtedness”:  (1) All indebtedness of Borrower to Mortgagee and Lenders, the full and prompt payment of which has been guaranteed by Mortgagor, including, without limitation, the sum of all (a) principal, interest and other amounts evidenced or secured by the Loan Documents or any Hedge Agreements (as defined in the Subsidiary Guaranty), and (b) principal, interest and other amounts which may hereafter be loaned under or in connection with the Credit Agreement, any of the other Loan Documents or any Hedge Agreements, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor or Borrower to Mortgagee under the Subsidiary Guaranty and all other documents which recite that they are intended to be secured by this Mortgage.  Pursuant to the Credit Agreement, Lenders have agreed to provide Borrower with a term loan credit facility and with a revolving credit facility, which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement.  The amount of such revolving credit facility may increase and decrease from time to time as Lenders advance, Borrower repays, and Lenders re-advance sums on account of the revolving credit, all as more fully described in the Credit Agreement.  Additionally, pursuant to the Credit Agreement, Borrower may enter into Hedge Agreements.  The term “Indebtedness” includes without limitation all advances and re-advances under the revolving credit feature of the Credit Agreement and all amounts under the Hedge Agreements.

(b)           “Mortgaged Property”:  All of Mortgagor’s right, title and interest in and to (1) the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), (2) all improvements now owned or hereafter acquired by Mortgagor, now or at any time

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situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (3) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, or Fixtures (the “Condemnation Awards”).  As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(c)           “Obligations”:  All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor or Borrower under the Credit Agreement, the other Loan Documents and any Hedge Agreements.

(d)           “UCC”:  The Uniform Commercial Code of                            or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than                   , then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

MORTGAGE OF MORTGAGED PROPERTY

Section 2.1.           Mortgage of Mortgaged Property.  To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Encumbrances, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

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ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1.           Title to Mortgaged Property and Lien of this Instrument.  Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances.  This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

Section 3.2.           First Lien Status.  Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents.  If any lien or security interest other than the Permitted Encumbrances is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

Section 3.3.           Payment and Performance.  Mortgagor shall pay the Indebtedness when due and shall perform the Obligations in full when they are required to be performed.

Section 3.4.           Replacement of Fixtures.  Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is permitted to be removed by the Credit Agreement, or is obsolete and is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee.

Section 3.5.           Inspection.  Mortgagor shall permit Mortgagee, and Mortgagee’s agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

Section 3.6.           Other Covenants.  All of the covenants of Borrower (and, if a party thereto, Mortgagor) in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7.           Condemnation Awards and Insurance Proceeds.

(a)           Condemnation Awards.  Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement.

(b)           Insurance Proceeds.  Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property.  Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement.

(c)           Collateral Protection Act.  Pursuant to the terms of the Collateral Protection Act (815 ILCS 180/1 et seq.), Mortgagor is hereby notified that unless Mortgagor provides Mortgagee with

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evidence of the insurance coverage required by this Mortgage, Mortgagee may purchase insurance at Mortgagee’s expense to protect Mortgagor’s interests in the Premises, which insurance may, but need not, protect the interests of Mortgagor in the Premises.  The coverage purchased by Mortgagee may not pay any claim made by Mortgagor or any claim made against Mortgagor in connection with the Premises.  Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained the insurance as required hereunder.  If Mortgagee purchases insurance, the Mortgagor will be responsible for the costs of such insurance, including interest and any other charges imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the total obligation secured by this Mortgage.  The costs of such insurance may be greater than the cost of insurance Mortgagor may be able to obtain for itself.

ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1.           Remedies.  If an Event of Default exists, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)           Acceleration.  Declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b)           Entry on Mortgaged Property.  Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon.  If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c)           Operation of Mortgaged Property.  Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d)           Foreclosure and Sale.  Institute proceedings for the complete foreclosure of this Mortgage by judicial action, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels.  With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.  At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor.  Mortgagee may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee may credit

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the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash.  In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e)           Receiver.  Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment.  Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f)            Other.  Exercise all other rights, remedies and recourses granted under the Loan Documents, any Hedge Agreements or otherwise available at law or in equity.

Section 5.2.           Separate Sales.  The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3.           Remedies Cumulative, Concurrent and Nonexclusive.  Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive.  No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Loan Documents, any Hedge Agreements or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4.           Release of and Resort to Collateral.  Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property.  For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5.           Waiver of Redemption, Notice and Marshalling of Assets.  To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6.           Discontinuance of Proceedings.  If Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the

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Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7.           Application of Proceeds.  The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a)           to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) reasonable attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b)           to the payment of the Indebtedness and performance of the Obligations in accordance with the Credit Agreement; and

(c)           the balance, if any, to the payment of the Person or Persons legally entitled thereto.

Section 5.8.           Occupancy After Foreclosure.  Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold.  Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased.  If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9.           Additional Advances and Disbursements; Costs of Enforcement.

(a)           If any Event of Default exists, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor.  All sums advanced and expenses incurred at any time by Mortgagee under this Section 5.9, or otherwise under this Mortgage, any of the other Loan Documents, any Hedge Agreements or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)           Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage, the other Loan Documents and any Hedge Agreements, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage, the other Loan Documents and any Hedge Agreements, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10.        No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at

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law or in equity shall cause Mortgagee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1.           Assignment.  In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents.  This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment of the Indebtedness and performance of the Obligations and to otherwise use the same.  The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing.  Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Indebtedness or the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2.           Perfection Upon Recordation.  Mortgagor covenants that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases.  Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties following recovery of possession of the Mortgaged Property by Mortgagee.  For purposes of this Section 6.2, “possession” shall mean any one of the following to the extent permitted by applicable law: (a) actual possession of the Mortgaged Property or (b) taking affirmative actions to gain possession of the Mortgaged Property that would constitute constructive possession of the Mortgaged Property such as court authorization to collect Rents or appointment of a receiver.  To the extent permitted by applicable law, Mortgagee shall have the right to collect Rents without taking possession of the Mortgaged Property.

Section 6.3.           Bankruptcy Provisions.  Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of Title 11 of the United States Code (the “Bankruptcy Code”), (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4.           No Merger of Estates.  So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

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ARTICLE 7

SECURITY AGREEMENT

Section 7.1.           Security Interest.  This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards.  To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Fixtures, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

Section 7.2.           Financing Statements.  Mortgagor shall execute (if applicable) and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.  Mortgagor’s chief executive office is in the State of                                   at the address set forth in the first paragraph of this Mortgage.

Section 7.3.           Fixture Filing.  This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures.  Mortgagor grants to Mortgagee a security interest in all existing and future goods which are now or in the future become fixtures relating to the Mortgaged Property and the proceeds thereof.  For purposes of the UCC, the following information concerning the security interest herein granted is furnished:

(a)           The name of the Debtor (Mortgagor) is:                                       , a                            , having an address as set forth in the first paragraph of this Mortgage, whose corporate organizational number is                  .

(b)           The name of the Secured Party (Mortgagee) is: Wells Fargo Bank, N.A., having an address as set forth in the first paragraph of this Mortgage.

(c)           Information concerning the security interest evidenced by this instrument may be obtained from the Secured Party at its address above.

(d)           Mortgagor is the record owner of the real estate described in this Security Instrument.

(e)           This document is to be filed in the real estate records.  A description of the real estate is attached hereto as Exhibit A.

ARTICLE 8

[Intentionally Omitted]

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ARTICLE 9
MISCELLANEOUS

Section 9.1.           Notices.  Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.8 of the Credit Agreement.

Section 9.2.           Covenants Running with the Land.  All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property.  As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property.  All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 9.3.           Attorney-in-Fact.  Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder, however: (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4.           Successors and Assigns.  This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns.  Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 9.5.           No Waiver.  Any failure by Mortgagee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6.           Credit Agreement.  If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

Section 9.7.           Release or Reconveyance.  Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

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Section 9.8.           Waiver of Stay, Moratorium and Similar Rights.  Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

Section 9.9.           Applicable Law.  The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.  All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles.

Section 9.10.        Headings.  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11.        Entire Agreement.  This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 9.12.        Mortgagee as Administrative Agent; Successor Agents.

(a)           Mortgagee has been appointed to act as Administrative Agent hereunder by the Lenders and by acceptance of any of the benefits hereunder, each Counterparty under a Hedge Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Mortgagee and the Lenders or any such Counterparty (collectively, as amended, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage.  Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Lenders or any such Counterparty therefor.

(b)           Mortgagee shall at all times be the same Person that is Administrative Agent under the Agency Documents.  Written notice of resignation by Administrative Agent pursuant to the Agency Documents shall also constitute notice of resignation as Mortgagee under this Mortgage.  Removal of Administrative Agent pursuant to any provision of the Agency Documents shall also constitute removal as Mortgagee under this Mortgage.  Appointment of a successor Administrative Agent pursuant to the Agency Documents shall also constitute appointment of a successor Mortgagee under this Mortgage.  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent under the Agency Documents, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee shall promptly (i) assign and transfer to such successor Mortgagee all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Mortgagee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the

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assignment to such successor Mortgagee of the liens and security interests created under this Mortgage. After any retired or removed Administrative Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee hereunder.

ARTICLE 10

LOCAL LAW PROVISIONS

Section 10.1.        Inconsistencies.  In the event of any inconsistencies between the terms and conditions of this Article 10 and the other provisions of this Mortgage, the terms and conditions of this Article 10 shall control and be binding.

Section 10.2.        Maximum Principal Sum.  The Indebtedness and Obligations may be secured by other mortgages and deeds of trust on other real estate in other counties and other states.  Each and all of such mortgages and deeds of trust are intended to and shall constitute security for the entire Indebtedness and all of the Obligations without allocation.  Notwithstanding anything herein to the contrary, it is agreed that the maximum amount of Indebtedness secured by this Mortgage, including all advancements, at any one time shall not exceed Two Hundred and Twenty Five Million Dollars ($225,000,000.00).

Section 10.3.        In Rem Proceedings.  Supplementing Section 5.1 hereof, mortgage foreclosures and other In Rem proceedings against Mortgagor may be brought in DuPage County, Illinois or any federal court of competent jurisdiction in Illinois.

Section 10.4.          Future Advances; Revolving Credit.  This Mortgage secures, among other things, “revolving credit” as that term is defined in 815 ILCS 205/4.1, and will secure not only existing indebtedness, but also future advances, whether such advances are obligatory or to be made at the option of the Mortgagor or the Lenders, or otherwise, as are made within twenty (20) years from the date hereof, to the same extent as if such future advances were made on the date of execution of this Mortgage, although there may be no advance made at the time of execution hereof, and although there may be no indebtedness outstanding at the time any advance is made.  The lien of this Mortgage shall be valid as to all such indebtedness and future advances from the time this Mortgage is recorded.

The proceeds of the indebtedness secured hereby referred to herein shall be used solely for business purposes and in furtherance of the regular business affairs of Mortgagor, and the entire principal obligation secured by this Mortgage constitutes (i) a “business loan” as that term is defined in, and for all purposes of, 815 ILCS 205/4 (1)(c), and (ii) a “loan secured by a mortgage on real estate” within the purview and operation of 815 ILCS 205/4(1)(l).

Section 10.5.          Illinois Mortgage Foreclosure Law.  It is the intention of Mortgagor and Mortgagee that the enforcement of the terms and provisions of this Mortgage shall be accomplished in accordance with the Illinois Mortgage Foreclosure Law (the “Act”), 735 ILCS 5/15-1101, et seq., and with respect to such Act Mortgagor agrees and covenants that:

(a)           Mortgagor and Mortgagee shall have the benefit of all of the provisions of the Act, including all amendments thereto which may become effective from time

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to time after the date hereof.  In the event any provision of the Act which is specifically referred to herein may be repealed, Mortgagee shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference;

(b)           Wherever provision is made in this Mortgage or the Credit Agreement for insurance policies to bear mortgage clauses or other loss payable clauses or endorsements in favor of Mortgagee, or to confer authority upon Mortgagee to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the entry of judgment of foreclosure, all such rights and powers of Mortgagee shall continue in Mortgagee as judgment creditor or mortgagee until confirmation of sale;

(c)           All advances, disbursements and expenditures made or incurred by Mortgagee before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, for the following purposes, in addition to those otherwise authorized by the Mortgage, or the Credit Agreement or by the Act (collectively “Protective Advances”), shall have the benefit of all applicable provisions of the Act, herein below referred to:

(1)           all advances by Mortgagee in accordance with the terms of the Mortgage or the Loan Agreement to: (i) preserve, maintain, repair, restore or rebuild the improvements upon the Mortgaged Property; (ii) preserve the lien of the Mortgage or the priority thereof; (iii) enforce the Mortgage, as referred to in Subsection (b) (5) of Section 5/15-1302 of the Act;

(2)           payments by Mortgagee of (i) principal, interest or other obligations in accordance with the terms of any senior mortgage or other prior lien or encumbrances; (ii) real estate taxes and assessments, general and special, and all other taxes and assessments of any kind or nature whatsoever which are assessed or imposed upon the Mortgaged Property or any part thereof; (iii) other obligations authorized by the Mortgagee; (iv) with court approval, any other amounts in connection with other liens, encumbrances or interests reasonably necessary to preserve the status of title, as referred to in Section 5/15-1505 of the Act;

(3)           advances by Mortgagee in settlement or compromise of any claims asserted by claimants under senior mortgages or any other prior liens;

(4)           reasonable attorneys’ fees and other costs incurred: (i) in connection with the foreclosure of the Mortgage as referred to in Section 5/15-1504(d)(2) and 5/15-1510 of the Act; (ii) in connection with any action, suit, or proceeding brought by or against the Mortgagee for the enforcement of the Mortgage or arising from the interest of the Mortgagee hereunder; or (iii) in preparation for or in connection with the commencement, prosecution or defense of any other action related to the Mortgage or the Mortgaged Property;

(5)           Mortgagee’s fees and costs, including reasonable attorneys’ fees, arising between the entry of judgment of foreclosure and the confirmation hearings as referred to in Section 5/15-1508 (b)(1) of the Act;

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(6)           expenses deductible from the proceeds of sale as referred to in Section 5/15-1512 (a) and (b) of the Act;

(7)           expenses incurred and expenditures made by Mortgagee for any one or more of the following: (i) if the Mortgaged Property or any portion thereof constitutes one or more units under a condominium declaration, assessments imposed on the unit owner thereof; (ii) if Mortgagor’s interest in the Mortgaged Property is a leasehold estate under a lease or sublease, rentals or other payments required to be made by the lessee under the terms of the lease or sublease; (iii) premiums for casualty and liability insurance paid by Mortgagee whether or not Mortgagee or a receiver is in possession, if reasonably required in reasonable amounts, and all renewals thereof, without regard to the limitation to maintaining of existing insurance in effect at the time any receiver or mortgagee takes possession of the Mortgage Property imposed by Section 5/15-1704(c)(1) of Act; (iv) repair or restoration of damage or destruction in excess of available insurance proceeds or condemnation awards; (v) payments  deemed by Mortgagee to be required for the benefit of the Mortgaged Property or required to be made by the owner of the Mortgaged Property under any grant or declaration of easement, easement agreement, agreement with any adjoining land owners or instruments creating covenants or restrictions for the benefit of or affecting the Mortgaged Property; (vi) shared or common expense assessments payable to any association or corporation in which the owner of the Mortgaged Property is a member in any way affecting the Mortgaged Property; (vii) if the loan secured hereby is a construction loan, as may be authorized by the applicable commitment, loan agreement or other agreement; (viii) payments required to be paid by Mortgagor or Mortgagee pursuant to any lease or other agreement for occupancy of the Mortgaged Property; and (ix) if the Mortgage is insured, payment of FHA or private mortgage insurance required to keep such insurance in force.

All Protective Advances shall be so much additional indebtedness secured by this Mortgage, and shall become immediately due and payable without notice and with interest thereon from the date of the advance until paid at the rate of interest payable after default under the terms of the Credit Agreement.

This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded pursuant to Subsection (b)(5) of Section 15-1302 of the Act.

(d)           In addition to any provision of this Mortgage authorizing the Mortgagee to take or be placed in possession of the Mortgaged Property, or for the appointment of a receiver, Mortgagee shall have the right, in accordance with Sections 15-1701 and 15-1702 of the Act, to be placed in possession of the Mortgaged Property or at its request to have a receiver appointed, and such receiver, or Mortgagee, if and when placed in possession, shall have, in addition to any other powers provided in this Mortgage, all rights, powers, immunities, and duties as provided for in Sections 15-1701 and 15-1703 of the Act; and

(e)           Mortgagor acknowledges that the Mortgaged Property does not constitute agricultural real estate, as said term is defined in Section 15-1201 of the Act or residential real estate as defined in Section 15-1219 of the Act.  Pursuant to Section 15-1601(b) of the Act, Mortgagor hereby waives any and all right of reinstatement or redemption.

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	,
a

By:
Name:
Title:

S-1

STATE OF	)
) ss.:
COUNTY OF	)

I,                                                       , a Notary Public in and for said County and State, DO HEREBY CERTIFY, that  on the         day of             , 200 ,                                       , personally known to me to be the                                                 of                                               , a                                        , appeared before me and first being duly sworn by me acknowledged that he/she signed the foregoing instrument in the capacity therein set forth and acknowledged that he/she signed and delivered the said instrument as his/her free and voluntary act and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth and that the statements therein contained are true.

In Witness Whereof, I have hereunto set my hand and Notarial Seal, this        day of             , 200  .

Notary Public
My Commission Expires:

N-1

EXHIBIT A

Legal Description of premises located at                                              :